UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (          )

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ENERGY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PO BOX 2229, GREAT FALLS, MT 59403-2229
May 27, 2010
Dear Shareholder:
You are cordially invited to attend the 2010 annual meeting of shareholders of Energy, Inc. on June 30, 2010 at 10:00 a.m. Eastern Standard Time at LaMalfa Centre, 5783 Heisley Road, Mentor, Ohio 44060.
As more fully described in the attached notice of annual meeting and the accompanying proxy statement, the principal business to be addressed at the meeting is the election of directors, the approval of our reincorporation from Montana to Ohio and the ratification of the appointment of our independent auditors for 2010.
In addition, our management will report on our results and will be available to respond to your questions.
Your vote is important to us. Whether or not you plan to attend the annual meeting, please return the enclosed proxy card as soon as possible to ensure your representation at the meeting. You may choose to vote in person at the annual meeting even if you have returned a proxy card.
On behalf of the directors and management of Energy, Inc. I would like to thank you for your support and confidence and look forward to seeing you at the meeting.
Sincerely,
Kevin J. Degenstein
President and Chief Operating Officer

ENERGY, INC.
1 First Avenue South
Great Falls, Montana 59401

Notice of Annual Meeting of Shareholders
To Be Held on June 30, 2010
To the Shareholders of Energy, Inc.:
The annual meeting of shareholders of Energy, Inc., a Montana corporation, will be held on June 30, 2010, at 10:00 a.m. Eastern Standard Time at LaMalfa Centre, 5783 Heisley Road, Mentor, Ohio 44060, for the following purposes:
1.	To elect seven directors to serve for a one year term until the next annual meeting or until their successors are duly elected and qualified;

2.	To approve the reincorporation of Energy, Inc. from Montana to Ohio;

3.	To ratify the appointment of Hein & Associates LLP as our independent auditor for the fiscal year ending December 31, 2010; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.
These items of business are more fully described in the proxy statement accompanying this notice.
Only shareholders of record at the close of business on May 20, 2010 are entitled to vote at the annual meeting.
All shareholders are cordially invited to attend the meeting in person. However, to insure your representation at the meeting, please sign and return the enclosed proxy card as promptly as possible in the postage prepaid envelope enclosed for your convenience. Any shareholder attending the meeting may vote in person even if he or she has returned a proxy card.
By Order of the Board of Directors,
Rebecca Howell
Corporate Secretary

PROXY STATEMENT

ENERGY, INC.

PROXY STATEMENT
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on June 30, 2010: This proxy statement and our annual report for the fiscal year ending December 31, 2009 are available on our website at www.ewst.com.
GENERAL INFORMATION
This proxy statement is furnished in connection with the solicitation of proxies by our board of directors to be used at our 2010 annual meeting of shareholders to be held on June 30, 2010, and any postponements or adjournments of the meeting.
This proxy statement and the accompanying president’s letter, notice and proxy card, together with our annual report to shareholders for the year ended December 31, 2009, are being sent to our shareholders beginning on or about June 1, 2010.
Questions and Answers about the Reincorporation and the Annual Meeting
Q:	When and where is the annual meeting?

A:	Our 2010 annual meeting of shareholders will be held on June 30, 2010, at 10:00 a.m. Eastern Standard Time at LaMalfa Centre, 5783 Heisley Road, Mentor, Ohio 44060.

Q:	What are shareholders voting on?

A:	Proposal 1 — Election of seven directors (W.E. ‘Gene’ Argo, Terence P. Coyne, Gregory J. Osborne, Richard M. Osborne, James R. Smail, Thomas J. Smith and Michael T. Victor),

Proposal 2 — Approval of the reincorporation from Montana to Ohio, and

Proposal 3 — Ratification of the appointment of Hein & Associates LLP as our independent auditor for the fiscal year ending December 31, 2010.

If a permissible proposal other than the listed proposal is presented at the annual meeting, your signed proxy card gives authority to Kevin J. Degenstein or Jed D. Henthorne to vote on any additional proposal.

Q:	What is the reincorporation?

A:	The reincorporation is a proposed change of the legal domicile of Energy, Inc. from the State of Montana to the State of Ohio, which would make the corporate law of Ohio, rather than Montana, applicable to us. The reincorporation would be effected by merging Energy, Inc. with and into its newly-created Ohio subsidiary, Gas Natural Inc. Gas Natural Inc. would be the surviving corporation. Thus, following the reincorporation, the rights and duties of Energy, Inc., our board and our shareholders will be governed by the corporate law of Ohio rather than Montana, and our name will be Gas Natural Inc.

However, the reincorporation would not result in any change in our business, our management personnel, our operations or the locations of our facilities, and we will continue to be traded on the NYSE Amex and subject to regulation by the Securities and Exchange Commission.

Q:	Why does Energy, Inc. want to reincorporate in Ohio?

A:	The board of directors of Energy, Inc. has unanimously recommended the reincorporation because it believes the reincorporation is in the best interests of Energy, Inc. and our shareholders. The board believes Ohio corporate law to be more developed than Montana’s, and that it will provide a more efficient, flexible, sophisticated platform from which to operate, which is appropriate given the financial growth and geographic expansion we have experienced over the past several years.

Q:	Are other large companies incorporated in Ohio?

A:	Yes. Many notable publicly-traded companies are incorporated under Ohio law, such as Abercrombie & Fitch Co. (ticker: ANF), American Greetings Corp. (AM), Cliffs Natural Resources, Inc. (CLF), Diebold, Inc. (DBD), Eaton Corp. (ETN), Fifth Third Bancorp (FITB), FirstEnergy Corp. (FE), FirstMerit Corp. (FMER), Goodyear Tire & Rubber Co. (GT), Invacare Corp. (IVC), KeyCorp, Inc. (KEY), Limited Brands, Inc. (LTD), The Lubrizol Corp. (LZ), Parker Hannifin Corp. (PH), The Procter & Gamble Co. (PG), The Progressive Corp. (PGR), The JM Smucker Co. (SJM) and STERIS Corp. (STE).

Q:	Who will manage Gas Natural?

A:	Our management will not change. The directors and officers of Energy, Inc. will become the directors and officers of Gas Natural.

Q:	What will I receive when the reincorporation occurs?

A:	Each common share of Energy, Inc. that you own on the effective date of the merger will automatically be converted into one share of common stock of Gas Natural.

Q:	Will my dividends be affected?

A:	No. This transaction, in and of itself, will have no effect on our dividend policy. Future dividends on our stock will depend on our earnings, financial condition and capital requirements. Any decisions on our future dividend policy will be made by our board.

Q:	Will Gas Natural have new “anti-takeover” protection?

A:	Generally, yes, although the reincorporation is not being proposed primarily for anti-takeover reasons. Ohio law provides several types of anti-takeover protection. See “Changes Resulting from the Proposed Reincorporation - Anti-takeover Effect of Certain Statutes” on page 32 for details. In addition, there will be other differences arising as a result of the differences between Montana and Ohio law. See “Summary of the Effects of the Proposed Reincorporation” on page 17, including the table captioned “Corporate Governance Comparison” on page 18, which briefly summarizes some of those differences.

Q:	Will I owe any federal income tax as a result of the reincorporation?

A:	No. We believe that the exchange of the shares of Energy, Inc. for shares of Gas Natural will be tax-free for federal income tax purposes. To review the tax consequences in greater detail, see page 39.

Q:	When do you expect the reincorporation to be completed?

A:	We plan to complete the reincorporation as soon as possible after the annual meeting, assuming the required shareholder approval is obtained and all of the other conditions have been fulfilled.

Q:	If I do not vote in favor of the reincorporation will I have appraisal rights?

A:	If you are a shareholder of Energy, Inc. as of the record date, you deliver timely notice and you do not vote in favor of the reincorporation, you will have the right under the Montana Business Corporation Act to demand payment of the fair value of your shares (if the reincorporation is effectuated). Under Montana law, shareholders of Energy, Inc. who properly exercise and perfect dissenters’ rights with respect to the reincorporation will have the right to receive the “fair cash value” of their shares (excluding any appreciation or depreciation in market value resulting from the reincorporation). In order to exercise these rights, shareholders must comply with the procedural requirements of Sections 35-1-826 through 35-1-839 of the Montana Business Corporation Act, the full text of which is attached as Annex D. A failure to participate in the vote regarding the reincorporation will not be a waiver of dissenters’ appraisal rights, but a failure to take any of the steps required under Sections 35-1-826 through 35-1-839 of the Montana Business Corporation Act on a timely basis may result in the loss of these rights. To review your appraisal rights in greater detail, see page 36.

Q:	Should I send in my share certificate(s)?

A:	No. If the reincorporation is completed, you may, but are not required to, exchange your share certificates.

Q:	Who is entitled to vote?

A:	Our record date is May 20, 2010. Only holders of our common stock as of the close of business on May 20, 2010 are entitled to vote. Each share of common stock is entitled to one vote.

Q:	How do I vote?

A:	Sign and date each proxy card you receive and return it in the prepaid envelope. If you do not mark any selections, your proxy card will be voted in favor of the proposals. You have the right to revoke your proxy any time before the meeting by
•	notifying our secretary,

•	voting in person, or

•	returning a later-dated proxy.
If you return your signed proxy card, but do not indicate your voting preferences, Kevin J. Degenstein or Jed D. Henthorne will vote FOR the proposals on your behalf.

Q:	Who will count the vote?

A:	Representatives of Computershare, our transfer agent, will tabulate the votes. A designee from Computershare will be responsible for reviewing the vote count as election inspector.

Q:	What shares are included on the proxy card and what does it mean if I get more than one proxy card?

A:	The number of shares printed on your proxy card(s) represents all your shares under a particular registration. Receipt of more than one proxy card means that your shares are registered differently and are in more than one account. Sign and return all proxy cards to ensure that all your shares are voted.

Q:	What is a quorum?

A:	As of the record date, 6,071,459 shares of our common stock were outstanding. A majority of the outstanding shares, present or represented by proxy, constitutes a quorum for the purpose of adopting a proposal at the annual meeting. If you submit a properly executed proxy card, you will be considered part of the quorum. “Broker non-votes” will not be part of the voting power present, but will be counted to determine whether or not a quorum is present. A broker non-vote occurs when a broker holding stock in “street name” indicates on the proxy that it does not have discretionary authority to vote on a particular matter.

Q:	Who can attend the annual meeting?

A:	All shareholders as of the record date, May 20, 2010, can attend.

Q:	What percentage of stock are our directors and executive officers entitled to vote at the annual meeting?

A:	Together, they are entitled to vote 2,644,154 shares, or 43.6% of the common stock entitled to vote at the annual meeting. (See pages 49 through 50 for more details.)

Q:	Who is our largest shareholder?

A:	Richard M. Osborne, our chairman of the board and chief executive officer, owns 2,487,972 shares of our common stock, or 41.0% of the stock entitled to vote at the annual meeting.

Q:	When is a shareholder proposal due for the next annual meeting?

A:	In order to be considered for inclusion in next year’s proxy statement, shareholder proposals must be submitted in writing by December 31, 2010, to Rebecca Howell, Corporate Secretary, Energy, Inc., 1 First Avenue South, Great Falls, Montana 59401, and must be in accordance with the requirements of our bylaws and Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the Exchange Act). (See page 54 for more details.)

Q:	How do I nominate someone to be a director of Energy, Inc.?

A:	Any shareholder may recommend any person as a nominee for director by writing to Rebecca Howell, Corporate Secretary, Energy, Inc., 1 First Avenue South, Great Falls, Montana 59401. Our governance and nominating committee will review any nominees recommended to it by shareholders in accordance with the guidelines outlined in our governance and nominating committee charter which is available on our website at www.ewst.com. Recommendations for directors by shareholders for next year’s annual meeting must be received no earlier than February 1, 2011, and no later than April 2, 2011, and nominations must be in accordance with the requirements of our bylaws. (See page 15 for more details.)

Q:	Who pays for the solicitation expenses?

A:	This proxy statement is being furnished in connection with the solicitation of proxies by our board of directors. The expense of soliciting proxies, including the cost of preparing, printing and mailing the proxy materials, will be paid by Energy, Inc.

In addition we have retained D.F. King & Co., Inc. to assist us in the solicitation of proxies and to assist in the distribution of proxy materials. In connection with its retention by Energy, Inc., D.F. King as agreed to provide consulting and analytical services and to assist in the solicitation of proxies, primarily from banks, brokers, institutional investors and individual shareholders. Energy, Inc. has agreed to pay D.F. King a fee of $7,500 plus reasonable out-of-pocket expenses for its services. We estimate these expenses to be approximately $37,500.

Copies of solicitation materials will also be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Energy, Inc. common stock beneficially owned by others to forward to these beneficial owners. Energy, Inc. may reimburse persons representing beneficial owners of Energy, Inc. common stock for their costs of forwarding solicitation materials to the beneficial owners. In addition to solicitation of proxies by mail, solicitation may be made personally, by telephone, by fax and other electronic means.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have any questions about the proposals, including the procedures for voting your shares, you should contact D.F. King, our proxy solicitor, toll free at 1-888-644-5854.

SUMMARY TERM SHEET
This summary highlights selected information from this proxy statement concerning only the proposed reincorporation. It does not contain all of the information that is important to you. To understand the proposed reincorporation more fully, you should carefully read this proxy statement and the other documents to which we refer in this proxy statement, including the Agreement and Plan of Merger. Page references are included in this summary to direct you to a more complete description of certain topics discussed in this proxy statement.
Throughout this proxy statement, the term “reincorporation” refers to the proposed reincorporation-related merger of Energy, Inc. (the “company,” “we” or “us”) with and into Gas Natural Inc., an Ohio corporation and wholly-owned subsidiary of Energy, Inc. If the reincorporation is consummated, the separate existence of Energy, Inc. will be terminated and Gas Natural will be the surviving corporation. The term “merger agreement” refers to the Agreement and Plan of Merger by and between Energy, Inc. and Gas Natural, a copy of which is included at the back of this proxy statement as Annex A.
Energy Inc., a Montana corporation
Energy, Inc.
1 First Avenue South
Great Falls, Montana 59401
Fax: (406) 791-7560
www.ewst.com
We are a natural gas utility with operations in Montana, Wyoming, North Carolina and Maine. We were originally incorporated in Montana in 1909. We currently have five reporting segments. Our largest reporting segment is Natural Gas Operations. Annually, we distribute approximately 31 billion cubic feet of natural gas to approximately 62,000 customers through regulated utilities operating in and around Great Falls and West Yellowstone, Montana, Cody, Wyoming, Bangor, Maine, Elkin, North Carolina and various cities in Ohio and Western Pennsylvania. The approximate population of the service territories is 5.3 million. The operation in Elkin, North Carolina was added October 1, 2007. The operation in Bangor, Maine was added December 1, 2007. Our Ohio and Pennsylvania operations were added January 5, 2010.
Our second largest segment is Marketing and Production Operations. Annually, we market approximately 2.4 billion cubic feet of natural gas to commercial and industrial customers in Montana and Wyoming and manage midstream supply and production assets for transportation customers and utilities through our subsidiary, Energy West Resources, Inc. (EWR). EWR owns an average 48% gross working interest (an average 41% net revenue interest) in 160 natural gas producing wells and gas gathering assets.
Our other three reporting segments are Pipeline Operations, Propane Operations and Corporate and Other. With respect to Pipeline Operations, we own the Shoshone interstate and the Glacier gathering natural gas pipelines located in Montana and Wyoming through our subsidiary Energy West Development, Inc. (EWD). Certain natural gas producing wells owned by our pipeline operations are being managed and reported under our marketing and production operations. The majority of assets associated with our fourth segment, Propane Operations, were sold during fiscal year 2007, and the results of operations for the propane assets related to this sale have been reclassified as income from discontinued operations. Prior to discontinuance, we distributed approximately 5.4 million gallons annually of propane to approximately 8,000 customers through utilities operating underground vapor systems in and around Payson, Pine, and Strawberry, Arizona and retail distribution of bulk propane to approximately 2,300 customers in the same Arizona communities. Result of operations from our remaining propane-related operations, located in Montana, are now reported in our marketing and production operations segment. Finally, our Corporate and Other segment was established late in 2008 to encompass the results of corporate acquisitions and other equity transactions.
Gas Natural Inc., an Ohio corporation
Gas Natural Inc.
8500 Station Street, Suite 100
Mentor, Ohio 44060
(440) 974-3770
Gas Natural is an Ohio corporation and a wholly-owned subsidiary of Energy, Inc. Gas Natural currently has no operations or assets, and was formed for the purpose of consummating the reincorporation and conducting the business and operations of Energy, Inc. as an Ohio corporation following the reincorporation.
The Reincorporation (Page 17)
Under the reincorporation, Energy, Inc. will merge with and into Gas Natural with Gas Natural being the surviving corporation. Thus, following the reincorporation, the company’s state of incorporation will no longer be Montana but Ohio. We encourage you to read the merger agreement because it is the legal document that governs the reincorporation.
Summary of the Effects of the Proposed Reincorporation (Page 17)
The reincorporation will effect a change in the legal domicile of the company and other changes of a legal nature, the most significant of which are described in this proxy statement. However, the reincorporation will not result in any change in our business, our management personnel, our operations or the location of our facilities. Many provisions of Montana and Ohio corporate law are similar, therefore some aspects of shareholders’ and directors’ rights, duties and liabilities will not change as a result of the reincorporation. However, certain aspects of Ohio corporate law differ in important ways. Ohio law provides more specific guidance to individuals serving as directors. It also provides corporations and their boards with certain rights and defenses when approached by a potential acquirer, particularly hostile bidders. Those rights and defenses are designed and intended to encourage negotiation between potential acquirers and the board.
Reasons for the Proposed Reincorporation (Page 34)
The board of directors of Energy, Inc. has unanimously recommended the reincorporation because it believes the reincorporation is in the best interests of Energy, Inc. and our shareholders. The board believes Ohio’s corporate law will provide a more efficient, flexible, sophisticated platform from which to operate, and which is appropriate given the financial growth and geographic expansion the company experienced over the past several years.
Vote Required (Page 40)
The affirmative vote of the holders of a majority of the outstanding common stock of Energy, Inc. is required to approve the reincorporation. Directors and executive officers of Energy, Inc. are entitled to vote 2,644,154 shares, or approximately 43.6% of the shares outstanding, and have indicated that they will vote their shares in favor of the reincorporation.
Dissenters’ Rights (Page 36)
If you do not vote in favor of the reincorporation, you will be entitled to assert dissenters’ rights under Montana law. To assert your dissenter’s right, you must deliver two notices to the company. First, you must deliver to Energy, Inc. before June 30, 2010 written notice of your intent to demand that if the reincorporation is later approved and effected, the company will pay to you the fair value of your shares, and you must not vote your shares in favor of the reincorporation. Please note that your proxy or vote against the reincorporation will not constitute this required written notice. Second, in order to perfect your dissenter’s right, you must again notify the company of your intent to dissent and demand payment after the reincorporation is approved by responding to an offer notice the company will deliver to you and following the instructions contained in that notice and applicable law.
The foregoing description of your dissenter’s rights is not complete and is qualified in its entirety by applicable Montana law; the relevant Montana statutes governing the process for asserting dissenter’s rights are attached to this proxy statement as Annex D. For additional information on your dissenters’ rights, see Annex D as well as the section of this proxy statement entitled “Dissenters’ Rights.”
Conditions to Completing the Proposed Reincorporation
Completion of the reincorporation depends upon the satisfaction of a number of conditions, including, among others, that Energy, Inc.’s shareholders must approve the reincorporation by a vote of a majority of the shares of common stock outstanding.
Material Federal Income Tax Consequences (Page 39)
Energy, Inc. will not recognize any gain or loss as a result of the reincorporation. The reincorporation will constitute a reorganization under Section 368 of the Internal Revenue Code (the tax code). Our shareholders will recognize no gain or loss as a result of the reincorporation and, in determining the federal tax basis and holding period of their new shares, will retain the tax basis and include the holding period that applied to their old shares. In addition, under Section 368 of the tax code, Gas Natural will not recognize any gain or loss as a result of the reincorporation and will succeed without adjustment to the tax attributes of Energy, Inc. Energy, Inc.’s shareholders should consult their own tax advisors about the possible state, local, or foreign income tax consequences that may result from the reincorporation.

PROPOSAL 1—ELECTION OF DIRECTORS
At this annual meeting, seven directors are to be elected to hold office until the next annual meeting of shareholders or until their respective successors are elected and qualified.
Nominees for election this year are W.E. ‘Gene’ Argo, Terence P. Coyne, Gregory J. Osborne, Richard M. Osborne, James R. Smail, Thomas J. Smith and Michael T. Victor. Each has consented to serve until the next annual meeting or until his successor is duly elected and qualified.
If any director to be elected by you is unable to stand for re-election, the board may, by resolution, provide for a lesser number of directors or designate a substitute. In the latter event, shares represented by proxies may be voted for a substitute director.
Each shareholder is entitled to cumulate votes for the election of directors by multiplying the number of votes to which the shareholder is entitled by the number of directors to be elected and casting all such votes for one nominee or distributing them among two or more nominees. The seven nominees who receive the most votes will be elected directors. To vote cumulatively, a shareholder must check the box next to “Cumulate For,” provided under Proposal 1 on the proxy card. If no special instructions are given on the proxy card with respect to cumulative voting, your shares will be voted for each nominee. The proxies will not exercise discretionary authority to cumulate votes.
The board of directors recommends that you vote FOR all nominees.
THE BOARD OF DIRECTORS
The nomination of each of the nominees listed below to serve for a one-year term was recommended by the governance and nominating committee and approved by the board.

Name	Age	Position	Director Since
W.E. ‘Gene’ Argo	68	Director	2002
Terence P. Coyne	40	Director Nominee	Nominee
Gregory J. Osborne	31	Director	2009
Richard M. Osborne	64	Chairman of the Board, Chief Executive Officer and Director	2003
James R. Smail	63	Director	2007
Thomas J. Smith	66	Vice President, Chief Financial Officer and Director	2003
Michael T. Victor	48	Director	2008

W. E. ‘Gene’ Argo has been a director since 2002. He retired in 2004 as the president and general manager of Midwest Energy, Inc., a gas and electric cooperative in Hays, Kansas, in which capacity he had served since 1992. Over the course of Mr. Argo’s long tenure on our board, he has developed a detailed knowledge and understanding of Energy, Inc. and he provides our board with continuity that contributes to our long term success. His past experience in energy and utility related industries also imparts insight into our industry.
Terence P. Coyne has been a commercial real estate broker with Grubb & Ellis, a publicly traded commercial real estate services firm, since 1996, representing parties in the acquisition and disposition of commercial real estate. From 2006 to August 2009 he was a director of John D. Oil and Gas Company, a publicly-held oil and gas exploration company in Mentor, Ohio. Mr. Coyne’s past service on the board of a publicly-held company in a related industry provides him with background on various issues applicable to our company and, as a newcomer to our board, we believe he will bring a fresh perspective to our longer-tenured directors.
Gregory J. Osborne has served as a director since September 2009. He has been president and chief operating officer of John D. Oil and Gas Company, a publicly-held oil and gas exploration company, since April 2006 and a director of John D. Oil and Gas since February 2006. From 2003 until joining John D. Oil and Gas, he was president of Great Plains Exploration LLC, an oil and gas exploration company based in Mentor, Ohio that owns and operates oil and gas wells. From 2001 until joining Great Plains, he served as executive vice president of Orwell Natural Gas Company, a natural gas distribution company acquired by us in January 2010. He is a director of Corning Natural Gas Corporation, a publicly-held public utility company in Corning, New York, and a trustee of the Ohio Oil and Gas Association. He is the son of Richard Osborne, our chairman and chief executive officer. Gregory Osborne’s managerial experience and service on the board of various energy related companies provides our board with a wide range of industry specific knowledge.
Richard M. Osborne has been a director since 2003, chairman of the board since 2005 and chief executive officer since November 2007. He is the president and chief executive officer of OsAir, Inc., a company he founded in 1963, which operates as a property developer and manufacturer of industrial gases for pipeline delivery, and chairman of each of Northeast Ohio Natural Gas Corporation and Orwell Natural Gas Company, natural gas distribution companies acquired by us in January 2010. Since 1998, Mr. Osborne has been chairman of the board, chief executive officer and a director of John D. Oil and Gas Company, a publicly-held oil and gas exploration company in Mentor, Ohio. From 2006 to February 2009 he was a director of Corning Natural Gas Corporation, a publicly-held public utility company in Corning, New York and from September 2008 to January 2009 he was a director of PVF Capital Corp., a publicly held holding company for Park View Federal Savings Bank in Solon, Ohio. Richard Osborne’s background as chairman and chief executive officer of various public companies and many years of experience owning and managing companies in energy and utility related industries provides our board with invaluable management and operational direction as well as a unique insight in considering growth opportunities for the company.
Thomas J. Smith has served as a director since December 2003 and was appointed our vice president and chief financial officer in November 2007. He also served as our interim president from August 2007 to November 2007. From 1998 to 2006, he was the president, chief operating officer and a director of John D. Oil and Gas Company, a publicly-held oil and gas exploration company in Mentor, Ohio, of which he remains a director. Since 2003, he has been president, treasurer, and secretary of Northeast Ohio Natural Gas Corporation, and since 2002 he has been president, treasurer and secretary of Orwell Natural Gas Company, natural gas distribution companies acquired by us in January 2010. He is also a director of Corning Natural Gas Corporation, a public utility company in Corning, New York. From November 2009 to April 2010, he was a director of PVF Capital Corp., a publicly-held holding company for Park View Federal Savings Bank in Solon, Ohio. Mr. Smith’s financial and disclosure experience gained as the chief financial officer of publicly-held companies, including Energy, Inc., as well as his experience as a director of energy and utility related companies provides extensive specialized knowledge and expertise to our board.
James R. Smail has been a director since 2007. For the past thirty years, he has served as chairman of the board of J.R. Smail, Inc., an oil and gas production company he founded. He is also the chairman of the board and owner of The Monitor Bank of Big Prairie, Ohio, an Ohio state-chartered commercial bank and a director of National Bancshares Corporation, a publicly-held holding company for First National Bank in Orrville, Ohio. From June 2008 to February 2009 he was a director of Ohio Legacy Corp., a publicly-held holding company for Premier Bank & Trust, N.A. in North Canton, Ohio, and from 2007 to August 2009 he was a director of John D. Oil and Gas Company, a publicly-held oil and gas exploration company in Mentor, Ohio. Mr. Smail’s experience in finance and accounting gained as chairman and a director in the banking industry and his knowledge of compliance matters gained as a director of a public company are highly beneficial to our board.
Michael T. Victor has served as a director since December 2008. Since 2006, he has been the president of Lake Erie College, a private liberal arts college located in Painesville, Ohio. From 2002 through 2005, he served as dean of the Walker School of Business, Communication and Hotel, Restaurant and Institutional Management at Mercyhurst College, a private liberal arts college located in Erie, Pennsylvania. Mr. Victor also serves as a trustee of the Ohio Foundation of Independent Colleges and Universities. Mr. Victor’s executive and managerial roles in academia enable him to add a unique perspective and insight to our board’s discussions.
Director Independence
The board of directors has determined and confirmed that each of Mr. Argo, Mr. Coyne, Mr. Smail, and Mr. Victor do not have a material relationship with Energy, Inc. that would interfere with the exercise of independent judgment and are independent pursuant to applicable laws and regulations and the listing standards of the NYSE Amex.
Board Leadership Structure
The board does not have a policy as to whether the roles of our chairman and chief executive officer should be separate. Instead, the board makes this determination based on what best serves the company’s needs at any given time. Currently, Richard Osborne holds the positions of chairman and chief executive officer of Energy, Inc. and the board does not have a lead independent director. The board may decide to separate the positions of chairman and chief executive officer or choose a lead independent director in the future if circumstances warrant.

The board believes that effective board leadership is highly dependent on the experience, skills and personal interaction between persons in leadership roles. The board believes that our current leadership structure is appropriate given Mr. Osborne’s extensive knowledge, skills and experience. With significant input from our board, including our independent directors, Mr. Osborne sets the strategic direction for Energy, Inc. Energy, Inc. also has a highly skilled and experienced president and chief operating officer, Mr. Degenstein, who provides daily leadership and guidance to our management and employees.
Role of the Board in Risk Oversight
Although management is responsible for the day-to-day management of the risks that the company faces, our board has broad oversight responsibility for our risk management programs. In this oversight role, the board takes steps to satisfy itself that the risk management processes and risk mitigation strategies designed and implemented by our management team are functioning and effective. A management risk assessment committee, including our chief financial and chief operating officers, meets weekly to assess any significant or potentially significant operational, financial, legal, regulatory and other risks to the company, particularly the company’s risk exposure related to the price of natural gas. Our board typically meets monthly, and management, including our CEO and CFO, who are also board members, reports on significant or potentially significant risks identified by management for the board’s consideration and evaluation. A risk that is particularly relevant to a specific board committee is first presented to that committee for evaluation. After the committee evaluates the risk, the committee chairman then reports on the discussion to the full board for further consideration if necessary. For example, a risk relating to our financial reporting process would be evaluated initially by our audit committee and then communicated by the audit committee chairman to the full board. In addition, our board consults with outside consultants, such as the company’s legal counsel or accountants, regarding various areas of potential risk and the steps management has taken to minimize these risks.
Meetings of the Board of Directors
Energy, Inc. holds regular meetings of the board of directors each month and special meetings are held as necessary. In addition, management and the directors communicate informally on a variety of topics, including suggestions for agenda items for board of directors’ and committee meetings, recent developments, and other matters of interest to the directors. The board of directors has access to management at all times.
The independent directors meet in private sessions several times each year, as often as they deem necessary, without any directors who are also our employees or members of management. In 2009, the independent directors met privately three times.
The board of directors met 15 times in 2009 and acted by written consent twice. All current members of the board participated in at least 75% of all board of directors and applicable committee meetings in 2009. Energy, Inc. strongly encourages members of the board to attend the annual meeting. All directors attended the 2009 annual meeting of shareholders held on November 13, 2009, either in person or by telephone.

Director Compensation
We pay each board member except Thomas J. Smith, who serves as our vice president and chief financial officer, a monthly fee of $2,000 regardless of board or committee meetings held. Directors may elect to participate in Energy, Inc.’s deferred compensation plan for directors which allows directors to receive these fees in Energy, Inc. stock, either currently or on a deferred basis. We also reimburse all directors for expenses incurred in connection with their service as directors, including travel, meals and lodging.
The following table summarizes information with respect to the compensation paid to our directors during 2009. The table does not include Richard M. Osborne, who also serves as our chairman and chief executive officer, whose compensation is disclosed with the other executive officers beginning on page 44.

	Fees Earned or	Stock	All Other
	Paid in Cash	Awards(1)	Compensation	Total
Name	($)	($)	($)	($)

Ian Abrams	—	24,000	—	24,000
W.E. ‘Gene’ Argo	24,000	—	—	24,000
Steven A. Calabrese(2)	18,000	—	—	18,000
Mark D. Grossi(3)	16,000	—	—	16,000
Gregory J. Osborne(4)	8,000			8,000
James R. Smail	24,000	—	—	24,000
Thomas J. Smith(5)	—	—	—	—
James E. Sprague	24,000	—	—	24,000
Michael T. Victor	24,000	—	—	24,000

(1)	Mr. Abrams elected to receive compensation in shares of our common stock as of September 2008. Amounts reflect the value of the number of shares issued using the closing market price on the date of issuance to fulfill the monthly fee to Mr. Abrams.

(2)	Mr. Calabrese served until September 16, 2009.

(3)	Mr. Grossi served until August 26, 2009.

(4)	Mr. Gregory Osborne was elected director on September 4, 2009.

(5)	Mr. Smith, our chief financial officer, does not receive compensation for serving as a director.
Committees of the Board of Directors
Compensation Committee. Until Steven A. Calabrese’s resignation on September 16, 2009, our compensation committee was composed of Mr. Agro, Mr. Calabrese and Mr. Victor. The committee is now comprised of Mr. Argo, the committee’s chairman, and Mr. Victor. The board of directors have determined that Mr. Argo and Mr. Victor are independent pursuant to applicable law and regulations and the listing standards of NYSE Amex. The compensation committee has the responsibility for recommending to the board of directors the compensation that is paid or awarded to our executive officers and ensures that the total compensation paid to our executive officers is fair, reasonable and competitive. The compensation committee, with the input of our chairman and chief executive officer, recommends a compensation package to the board of directors for each of our other executive officers. The compensation package is intended to place the executive officer within the range targeted by the compensation committee for the executive officer’s position. In addition, the compensation committee reviews any awards of stock options and incentive compensation to our executive officers and employees. For 2009, the compensation committee approved cash bonuses to Kevin Degenstein, our president and chief operating officer, and David Shipley, our vice president of eastern operations, in the amounts of $57,330 and $30,000, respectively, based on their individual contributions to the company and the overall performance of the company. Mr. Degenstein’s bonus was recommended by Mr. Osborne, our chief executive officer, and Mr. Shipley’s bonus was recommended by Mr. Osborne with input from Mr. Degenstein. The compensation committee also recommends director compensation for our board. The compensation committee met twice in 2009 and acted by written consent once. Our compensation committee has a written charter which is available on our website at www.ewst.com.
Governance and Nominating Committee. Until Mr. Calabrese’s resignation on September 16, 2009, and James E. Sprague’s resignation on March 31, 2010, the governance and nominating committee was composed of Mr. Sprague, the committee’s chairman, Mr. Argo and Mr. Calabrese. The committee is now comprised of Mr. Victor, appointed to the committee on May 26, 2010, and Mr. Argo. The committee performs its duties in accordance with the governance and nominating committee charter, available on our website at www.ewst.com. Pursuant to its charter, the committee reviews corporate and board governance matters and evaluates and recommends candidates for nomination to the board of directors. The committee met three times during 2009 and acted by written consent twice. No shareholder recommendations were received relating to this year’s election.
The board of directors has determined that the members of the nominating committee were independent as required by applicable laws and regulations and the listing standards of the NYSE Amex.
On March 31, 2010, the board of directors re-nominated, upon the recommendation of the committee, incumbent directors Mr. Argo, Gregory Osborne, Richard Osborne, Mr. Smail, Mr. Smith, and Mr. Victor for election as directors at the annual meeting of shareholders. On April 28, 2010, the board of directors selected, upon recommendation of the committee, Terence P. Coyne to be a new director nominee for the annual meeting due to Mr. Sprague’s March 31, 2010 resignation. The committee determined that the board, Energy, Inc. and our shareholders are well served by the re-nominated members of the board who are active, involved and knowledgeable about Energy, Inc.’s business, its executive officers and key employees.
Audit Committee. A description of the audit committee is contained in the audit committee report beginning on page 42.

Nomination of Candidates for Director
Nomination by Nominating Committee. With respect to its recommendations of director nominees, the governance and nominating committee may establish the criteria for director service and will consider, among other things, the independence of the candidates under NYSE Amex listing standards and such experience as to create value for the board, the company, and our shareholders. The criteria and selection process are not standardized and may vary from time to time. Although we do not have a formal policy of considering diversity in identifying nominees, we seek to maintain a board of directors with a diversity of experience, background, skills, and education. Relevant experience in business and industry, government, education, and other areas are prime measures for any nominee. The committee will consider individuals for board membership who are proposed by shareholders in accordance with the provisions of our bylaws.
Nomination by Shareholder. In order for a shareholder to propose director nominations at our annual meeting of shareholders, a shareholder must provide a written notice, which must be received by Energy, Inc. at our principal executive offices no earlier than February 1, 2011, and no later than April 2, 2011. The notice must include as to each person whom the shareholder proposes to nominate for election or re-election as a director:
•	the name, age, business address and residence address of the person,

•	the principal occupation or employment of the person,

•	the class and number of shares of our common stock beneficially owned by the person, and

•	any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Rule 14a under the Exchange Act;
and as to the shareholder giving the notice:
•	the name and record address of the shareholder,

•	the class and number of shares of our common stock beneficially owned by the shareholder,

•	a description of all arrangements or understandings between the shareholder and each proposed nominee and any other person pursuant to which the nomination is to be made by the shareholder,

•	a representation that the shareholder intends to appear in person or by proxy at the annual meeting to nominate the person named in its notice, and

•	any other information relating to the shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Rule 14a under the Exchange Act.

We may require any proposed nominee to furnish additional information reasonably required by us to determine the eligibility of the proposed nominee to serve as our director.
Shareholder Communications with Directors
Any of Energy, Inc.’s directors may be contacted in writing in care of Energy, Inc., P.O. Box 2229, Great Falls, Montana 59401. Written communications addressed to the board in general are reviewed by our chairman for appropriate handling. Written communications addressed to an individual board member are forwarded to that director.
Code of Ethics
Energy, Inc. has adopted a corporate code of business conduct that applies to all our employees and directors, including our principal executive officer, principal financial officer, principal accounting officer, and persons performing similar functions. Our code of business conduct fully complies with the requirements of the Sarbanes-Oxley Act of 2002. Specifically, the code is reasonably designed to deter wrongdoing and promote
•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships,

•	full, fair, accurate, timely and understandable disclosure in public reports,

•	compliance with applicable governmental laws, rules and regulations,

•	prompt internal reporting of code violations to an appropriate person identified in the code, and

•	accountability for adherence to the code.
A copy of the code is available on our website at www.ewst.com. Any amendments or waivers to the code that apply to our principal executive officer, principal financial officer, principal accounting officer, and persons performing similar functions will be promptly disclosed to our shareholders.

PROPOSAL 2—APPROVAL OF THE REINCORPORATION
FROM MONTANA TO OHIO
The board of directors has unanimously approved a proposal to change the state of Energy, Inc.’s incorporation from Montana to Ohio. For the reasons set forth below, the board of directors unanimously recommends that you approve this reincorporation proposal. This change in the state of incorporation will be accomplished by a merger of Energy, Inc. into its newly created, wholly-owned Ohio subsidiary, Gas Natural Inc.
Upon completion of the reincorporation, Gas Natural will succeed to all the business, properties, assets and liabilities of Energy, Inc. The directors, officers and employees of Energy, Inc. will all become directors, officers and employees of Gas Natural. Outstanding shares of common stock of Energy, Inc. will be converted into an equal number of common shares of Gas Natural. Approval of this reincorporation proposal will not result in any change in our business, management, location of our principal executive offices or other facilities; nor will it result in any change in our capitalization, assets or liabilities. Energy, Inc.’s 2002 Stock Option Plan, Employee Stock Ownership Plan Trust Agreement, 401(k) Defined Contribution Plan, Dividend Reinvestment Plan, Senior Management Incentive Plan, and the Amended and Restated Deferred Compensation Plan for Directors will be continued by Gas Natural, and each outstanding option will automatically be converted into an option to purchase the same number of common shares of Gas Natural at the same option price per share and upon the same terms and subject to the same conditions as set forth in the applicable plan. Energy, Inc.’s other employee benefit plans and arrangements will also be continued by Gas Natural upon the same terms and subject to the same conditions.
Summary of the Effects of the Proposed Reincorporation to Ohio
Upon approval by Energy, Inc.’s shareholders, the reincorporation to Ohio will change the law applicable to our corporate affairs from Montana law to Ohio law and will result in some differences in your rights. We have described the material differences between the Montana Business Corporation Act and the Ohio General Corporation Law below.
The new articles of incorporation and code of regulations of Gas Natural that will govern our corporate affairs upon approval of the reincorporation are attached to this proxy statement as Annex B and Annex C, respectively. These new articles and regulations would replace our existing articles of incorporation and bylaws. Many of the old provisions will carry over or be replaced by substantially similar provisions. However, the new articles of incorporation and code of regulations will include some new provisions that are largely dictated by Ohio law or that are not applicable to Montana companies. We describe these new provisions below. Copies of Energy, Inc.’s articles of incorporation and bylaws are available for inspection at our office and address set forth on the cover page of this proxy statement, and we will send any shareholder a copy, without charge, upon written request.
The table that follows briefly describes the significant provisions of the Montana Business Corporation Act and our current articles of incorporation and bylaws that are applicable to Energy, Inc. before the reincorporation and the corollary provisions of the Ohio General

Corporation Law and our new articles of incorporation and code of regulations that would be applicable to Gas Natural after the reincorporation.
CORPORATE GOVERNANCE COMPARISON
(a comparison of Montana and Ohio law)

Energy, Inc., a Montana corporation	Gas Natural Inc., an Ohio corporation
Applicable Law and Terminology

The name of the Montana statutory code is the “Montana Code Annotated.”	The name of the Ohio statutory code is the “Ohio Revised Code.”

The Montana corporate statute is generally referred to as the “Montana Business Corporation Act” (or the MBCA).	The Ohio corporate statute is generally referred to as the “Ohio General Corporation Law” (or the OGCL), which can be found in Title 17, Chapter 1701 of the Ohio Revised Code, but as discussed more fully below, other chapters and sections of the Ohio Revised Code also apply in the case of certain corporate transactions.

In Montana, as in most other states, a corporation’s bylaws are referred to as “bylaws.”	In Ohio, a corporation’s bylaws are referred to collectively as its “code of regulations, whereas the OGCL employs the term “bylaws” to describe standing resolutions adopted by the board of directors (such resolutions cannot be contrary to the code of regulations).
Similarities of Montana and Ohio Corporate Law
(more fully described in page 23 of this proxy statement)

Authorized Shares -	same

• 15,000,000 shares of common stock authorized

• 1,500,000 shares of preferred stock authorized

Number of Directors — The number of directors is currently seven, and under our bylaws, the number of directors may be fixed by resolution of the board except that the board may not cause the number to be less than five or more than nine.
same

Board Vacancies — Vacancies in board of directors may be filled by a majority of directors then in office.	same

CORPORATE GOVERNANCE COMPARISON
(a comparison of Montana and Ohio law)

Energy, Inc., a Montana corporation	Gas Natural Inc., an Ohio corporation

Amendment of Articles — Articles of incorporation may be amended by the vote of a majority of the shares outstanding.	Amendment of Articles — Under Ohio law, the articles of incorporation may be amended by the vote of two-thirds of the voting shares outstanding, unless the articles provide for a lower threshold, but not less than a majority. Gas Natural’s articles of incorporation will provide that only a majority of shares outstanding is required.

Amendments to Bylaws — Under Montana law and Energy, Inc.’s bylaws, the bylaws may be amended by the directors acting alone or by holders of a majority of the shares outstanding.	Amendments to Code of Regulations — Under Ohio law, the code of regulations may be amended by the holders of a majority of the shares outstanding at a meeting, or by the holders of two-thirds of the shares outstanding by written consent, unless the articles or regulations permit amendment by a lower proportion (but not less than a majority) or by the directors. Gas Natural’s regulations will permit amendments by holders of a majority of shares outstanding or by the directors acting alone.

Special Meetings — Under Montana law and as provided in the bylaws of Energy, Inc., special meetings of shareholders may be called by persons holding at least 10% of all shares outstanding.	Special Meetings — The code of regulations of Gas Natural would permit a special meetings of shareholders to be called by persons holding 10% of all outstanding voting shares (though Ohio law permits corporations to adopt a different threshold in their articles or code of regulations, but in no event may the threshold be higher than a majority of shares outstanding).

Quorum — A majority of all outstanding shares constitutes a quorum for a meeting of shareholders.	same

Shareholder Action by Written Consent — Action may be taken by shareholders without a meeting only by unanimous written consent.	Shareholder Action by Written Consent — Except for adoption of the initial code of regulations or amendments thereto (see above), action may be taken by shareholders without a meeting only by unanimous written consent.

Preemptive Rights — Shareholders do not have preemptive rights in the issuance of additional securities.	same

CORPORATE GOVERNANCE COMPARISON
(a comparison of Montana and Ohio law)

Energy, Inc., a Montana corporation	Gas Natural Inc., an Ohio corporation

Dissenters’ and Appraisal Rights — Where a surviving corporation issues voting shares as merger consideration, the issuance will trigger voting and appraisal rights under Montana law if the number of voting shares issued exceeds one-fifth of the amount of shares outstanding prior to the merger.
Dissenters’ and Appraisal Rights — Under Ohio law, the threshold where voting rights and appraisal rights would be available in this scenario is one- sixth of the shares outstanding prior to the merger.

Revocation of Proxies — A proxy is irrevocable if it states that it is irrevocable and if, and only so long as, it is coupled with an interest.	Revocation of Proxies — A proxy is revocable unless the appointment is coupled with an interest, except that proxies given in connection with the shareholder authorization of a control share acquisition are revocable at all times prior to obtaining shareholder authorization, whether or not coupled with an interest.
Changes Resulting from the Proposed Reincorporation
(more fully described in page 26 of this proxy statement)

Name and Ticker Symbol — The name of the company is currently Energy, Inc., and our ticker symbol is “EGAS.”	Name and Ticker Symbol — After the reincorporation, the company will be named Gas Natural Inc. We will request that NYSE Amex allow us to retain our current ticker symbol, but they may be unable to grant our request.

Cumulative Voting — Under the MBCA and the bylaws of Energy, Inc., shareholders have the right to cumulate votes in the election of directors.	Cumulative Voting — Gas Natural’s articles of incorporation provide that shareholders are not entitled to cumulate votes in the election of directors.

Removal of Directors by Shareholders — Under the MBCA, directors may be removed by the vote of two-thirds of the shares outstanding.	Removal of Directors by Shareholders — Under the OGCL, directors may be removed by the vote of a majority of the shares outstanding, and if a staggered board is implemented, removal by the shareholders may occur only for cause (Gas Natural does not have a staggered board).

Opt-in Limitation of Liability for Directors — The MBCA permits a corporation to adopt a provision in its articles of incorporation to limit the personal liability of a director for money damages for actions taken or any failure to take any action as a director, except for liability for (a) the amount of financial benefit received by a director to which the director is not entitled, (b) an intentional infliction of harm on the corporation or the shareholders, (c) distributions to shareholders in violation of the
Limitation of Liability, Subject to Opt-out — A director may only be held liable if the director’s action or omission was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation, unless the action or omission pertained to a transaction in which a director had a pecuniary interest or for unlawful loans, dividends or distributions. An Ohio corporation may opt out of this higher standard of culpability by adopting an

CORPORATE GOVERNANCE COMPARISON
(a comparison of Montana and Ohio law)

Energy, Inc., a Montana corporation	Gas Natural Inc., an Ohio corporation

MBCA, or (d) an intentional violation of criminal law. These four exceptions to the limitation of liability are similar to exceptions under Ohio law. However, unlike Ohio, Montana does not increase the required standard of culpability to “deliberate intent to cause injury...or...reckless disregard for the best interests of the corporation” for conduct falling outside those scenarios.
appropriate provision in its articles of incorporation. Gas Natural has not opted out of the higher standard.

Evidentiary Standard for Director Liability — The evidentiary standard for proving the liability of a director is a preponderance of the evidence.	Evidentiary Standard for Director Liability — The evidentiary standard for proving the liability of a director is clear and convincing evidence, a higher standard than a preponderance of the evidence. An Ohio corporation may opt out of this higher evidentiary standard by adopting an appropriate provision in its articles of incorporation. Gas Natural has not opted out of this evidentiary standard.

Advancing Defense Costs to Directors — Energy, Inc.’s bylaws require us to advance defense costs to a director so long as the director:	Advancing Defense Costs to Directors — The OGCL requires corporations to advance defense costs to directors (subject to the same conditions of cooperation and repayment as in Montana) unless:

(1) reasonably cooperates with the company in defending the action, and	(1) the only allegations against the director are for loans, dividends and distributions that are contrary to law or its articles, and

(2) undertakes to repay the company if it is ultimately determined the director was not entitled to indemnification.	(2) its articles or code of regulations provide, by specific reference to the OGCL, that the corporation is not required to advance defense costs.

However, the MBCA does not require corporations to advance defense costs, therefore that provision of the bylaws could be repealed in whole or in part.

Mergers — Under the MBCA, a merger must be approved by two-thirds of the shares outstanding of the corporation that will not survive the merger.	Mergers — Under the OGCL, a merger must be approved by two-thirds of the shares outstanding of the corporation that will not survive the merger unless the articles provide a different threshold, but no less than a majority. Gas Natural’s articles of incorporation will provide that such transactions require approval by only a majority of shares outstanding. However, certain transactions may still be subject to the two-thirds threshold under Ohio’s Merger Moratorium statute (see “Anti- takeover Laws” below in this table).

In a merger, shareholders of the surviving or acquiring corporation are required to approve the transaction if the	Shareholders of the surviving corporation are required to approve a merger if the number of

CORPORATE GOVERNANCE COMPARISON
(a comparison of Montana and Ohio law)

Energy, Inc., a Montana corporation	Gas Natural Inc., an Ohio corporation

number of issued and issuable voting shares will increase by one-fifth or more as a result of the transaction.

The MBCA contains no statute comparable to Ohio’s Combination and Majority Share Acquisition statute (described in the opposite column), though it is possible a court would apply the judicially- created “de facto merger” doctrine to reach a similar result if a non-merger acquisition by a Montana corporation was challenged in court.
issued and issuable voting shares will increase by one-sixth or more as a result of the transaction, and this requirement also pertains to the acquiring company in a combination or majority share acquisition (see below).

Ohio’s “Combination and Majority Share Acquisition” statute, Ohio Revised Code § 1701.83 requires the approval of the shareholders of an acquiring company in certain non-merger transactions. The purpose of the statute is to prevent an acquirer’s management from structuring a transaction as a purchase of the target’s stock or a consolidation (rather than a merger) in an attempt to circumvent the shareholder approval requirements of the merger statute. As stated above, the new articles of incorporation of Gas Natural lower the approval threshold for mergers to a majority of shares outstanding, and this requirement will apply to combinations and majority share acquisitions as well, though the approval of a combination or majority share acquisition with an interested shareholder could still be subject to a two-thirds threshold pursuant to Ohio’s Merger Moratorium Statute.

Sale of Substantially All the Assets — The MBCA requires the approval of two-thirds of the shares outstanding for a sale of all or substantially all the assets of a corporation, unless its articles of incorporation permit a lower threshold (but no less than a majority).
Sale of Substantially All the Assets — The OGCL requires the approval of two-thirds of the shares outstanding for a sale of all or substantially all the assets of a corporation, unless its articles of incorporation require a lower threshold (but no less than a majority). Gas Natural’s articles of incorporation will require the minimum threshold of a majority of shares outstanding.

Anti-takeover Laws — The MBCA contains no anti- takeover provisions that are comparable to the anti- takeover provisions applicable under the Ohio Revised Code.	Anti-takeover Laws — Chapter 1704 of the Ohio Revised Code, which is titled “Transactions Involving Interested Shareholders” and more commonly known as the “merger moratorium” statute, prohibits business combinations and certain other transactions between Gas Natural and a 10% shareholder for a period of three years after the shareholder acquires 10%, unless certain conditions are satisfied. After the three year period, the transaction must be approved by two-thirds of the outstanding voting shares and by a majority of the disinterested shares or must satisfy certain other conditions.

CORPORATE GOVERNANCE COMPARISON
(a comparison of Montana and Ohio law)

Energy, Inc., a Montana corporation	Gas Natural Inc., an Ohio corporation

Section 1701.831 of the OGCL, known as the “Control Share Acquisition Statute,” requires shareholder approval of any acquisition of the voting shares of Gas Natural in excess of:

– 20%,

– 33 1/3% or

– 50%.

The required shareholder approval is a majority of the voting shares outstanding and a majority of the disinterested shares.
Similarities of Montana and Ohio Corporate Law
(and the articles, bylaws and regulations of Energy, Inc. and Gas Natural)
Authorized Shares. The authorized capital stock of Energy, Inc. will not change as a result of the reincorporation because Gas Natural will have authorized capital stock identical to that of Energy, Inc.
Under both the existing articles of incorporation of Energy, Inc. and the new articles of incorporation of Gas Natural, authorized capital stock consists of 15.0 million shares of common stock and 1.5 million shares of preferred stock. Also, under both companies’ articles of incorporation, our board of directors has the authority to issue preferred shares in one or more series and to establish the designations, preferences and rights, including voting rights, of each series.
Board of Directors (Number, Term, Nomination and Vacancies). Both the existing bylaws of Energy, Inc. and the new code of regulations of Gas Natural provide that the board may fix the number of directors except that the number may not be more than nine or less than five. The number of directors is currently seven. All directors serve for a term ending on the date of the next annual meeting and until their successor is duly elected and qualified or until their earlier removal, retirement or death. As to nominations for election to the board, both the existing bylaws of Energy, Inc. and the new code of regulations of Gas Natural require shareholders to comply with certain notice and timing requirements. See “Nomination of Candidates for Director” on page 14 for further details on the nomination requirements. Both the existing bylaws of Energy, Inc. and the new code of regulations of Gas Natural provide that any vacancy in the board may be filled by a majority of the remaining directors.
Amendments to Articles of Incorporation. Under the MBCA, the board may make various changes of an administrative nature to a corporation’s articles of incorporation, including increasing the number of shares outstanding in proportion to a stock split or stock dividend in the corporation’s own shares. Other amendments to articles of incorporation must be recommended to the shareholders by the board, unless the board determines that because of a conflict of interest or other special circumstances, it should make no recommendation, and must be approved by a majority of all votes entitled to be cast by each voting group that has a right to vote on the amendment.
Similarly, under the OGCL, the board may make changes of an administrative nature to a corporation’s articles of incorporation, and all others must be approved by shareholders. However, under Ohio law, shareholder amendments must be adopted by the affirmative vote of the holders of shares entitling them to exercise two-thirds of the shares outstanding on the proposal, or a different proportion but not less than a majority of the shares outstanding, if provided in the articles. Rather than adopting Ohio’s default provision of two-thirds’ approval, the articles of incorporation of Gas Natural require the affirmative vote of a majority of the shares outstanding of Gas Natural to approve any amendment.
Amendments to Bylaws or Code of Regulations. Under Montana law and Energy, Inc.’s existing bylaws, the bylaws may be amended by the board of directors without shareholder action or by the shareholders. Under Ohio law, the code of regulations may be amended by the holders of a majority of the shares outstanding at a meeting, or by the holders of two-thirds of the shares outstanding by written consent, unless the articles or regulations permit amendment by a lower proportion (but not less than a majority) or by the directors. Gas Natural’s code of regulations permit amendments by holders of a majority of shares outstanding or by the directors acting alone.
Special Meetings of Shareholders. Both the existing bylaws of Energy, Inc. and the new code of regulations of Gas Natural provide that the holders of 10% of all shares outstanding may require us to have a special meeting of shareholders. Ohio law would permit Gas Natural to increase this minimum threshold to a majority of the shares entitled to vote at the meeting by amending its articles of incorporation or code of regulations, but our board is not proposing this change. Under both the existing bylaws of Energy, Inc. and the new code of regulations of Gas Natural, at any meeting of shareholders, a majority of all shares entitled to vote at the meeting constitutes a quorum.
Shareholder Action by Written Consent. Under both the MBCA and the OGCL, shareholder action may be taken without a meeting if written consents setting forth such action are signed by all holders of the shares outstanding, unless the corporation’s articles of incorporation or bylaws provide otherwise. Neither the existing articles of incorporation and bylaws of Energy, Inc. nor the proposed articles of incorporation and code of regulations of Gas Natural prohibit action by written consent.
Dividends and Repurchases of Shares. Under the MBCA, a corporation is prohibited from making a distribution (including dividends on, or redemption or repurchase of, shares of capital stock) to its shareholders if, after giving effect to the distribution, (1) the corporation would be unable to pay its debts as they become due in the usual course of business, or (2) the total assets of the corporation would be less than the sum of its total liabilities plus the amount that would be needed, if that corporation were then dissolved, to satisfy the rights of shareholders having superior preferential rights upon dissolution to the shareholders receiving the distribution. The board of a Montana corporation may base such determination either on (1) financial statements prepared on the basis of accounting practices and principles that are reasonable in the circumstances or (2) a fair valuation or other method that is reasonable under the circumstances.
Similarly, an Ohio corporation may pay dividends out of any surplus and, if it has no surplus, out of any net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year provided that such payment will not reduce capital below the amount of capital represented by all classes of shares having a preference upon the distribution of assets. No dividend may be paid to the holders of shares of any class in violation of the rights of the holders of shares of any other class, or when a corporation is insolvent or there is reasonable ground to believe that by such payment it would be rendered insolvent. An Ohio corporation must notify its shareholders if a dividend is paid out of capital surplus. An Ohio corporation may repurchase its own shares if authorized to do so by its articles or under certain additional circumstances but may not do so if immediately thereafter its assets would be less than its liabilities plus its stated capital, if any, or if the corporation is insolvent or would be rendered insolvent by such a purchase.
Pre-Emptive Rights. The shareholders of Energy, Inc. do not have, and the shareholders of Gas Natural will not have, statutory pre-emptive rights to acquire newly issued capital stock.
Dissenters’ and Appraisal Rights. In both Ohio and Montana, a shareholder is entitled to dissent from and, upon perfection of his or her appraisal right, to obtain “fair value” or “fair cash value” of his or her shares in the event of certain corporate actions, including certain mergers or share exchanges where the shareholder is entitled to vote on the transaction, sales of substantially all assets of the corporation, and certain amendments to the corporation’s articles of incorporation that materially and adversely affect shareholder rights.
The states’ laws differ slightly with respect to the availability of appraisal rights to shareholders of the surviving corporation in a merger. Where the surviving corporation issues voting shares (or options or other securities convertible into voting shares) as merger consideration, the issuance will trigger voting rights under Montana law if the number of voting shares issued (including voting shares issuable upon the exercise of options or conversion of other securities) exceeds one-fifth (20%) of the amount of shares outstanding prior to the merger, and because voting rights are available, appraisal rights will also be available. Under Ohio law, the threshold where voting rights and appraisal rights would be available in this scenario is only one-sixth (or approximately 16.7%).
The MBCA and OGCL also differ somewhat in their definition of “fair value” or “fair cash value.” The MBCA defines “fair value” as the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. The OGCL defines “fair cash value” as the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, provided that in no event may the fair cash value of a share exceed the amount specified in the demand of the particular shareholder, and in computing fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders is excluded.
Revocability of Proxies. Under the MBCA, a duly executed proxy is irrevocable if it states that it is irrevocable and if, and only so long as, it is coupled with an interest. Under the OGCL, a duly executed proxy is revocable unless the appointment is coupled with an interest, except that proxies given in connection with the shareholder authorization of a control share acquisition are revocable at all times prior to obtaining shareholder authorization, whether or not coupled with an interest.
Changes Resulting from the Proposed Reincorporation
(differences between Montana and Ohio law and changes to our charter documents)
Changes that would result from the reincorporation of Energy, Inc. as an Ohio corporation are discussed in the paragraphs that follow. These changes result from differences between Montana and Ohio law and the provisions of our existing articles of incorporation and bylaws and the articles of incorporation and code of regulations of Gas Natural. Some of the resulting changes may have an anti-takeover impact and may make tender offers, proxy contests and some mergers more difficult. However, the intent of these changes is not to prevent offers to acquire Gas Natural from being made but rather to encourage potential acquirers to make financially attractive, non-coercive offers and to negotiate directly with our board of directors.
Name Change. Currently, the name of the company is Energy, Inc. After the reincorporation, the company will be named Gas Natural Inc. Our board believes a change of name is appropriate for several reasons. Before our 2004 management change, we operated under the name Energy West, Incorporated, and our primary operations were natural gas distribution in Montana and Wyoming, but we also had propane operations in Arizona. Since that time, our current management team has (1) sold our propane operations, (2) reorganized the company into a holding company structure with the name Energy, Inc., (3) expanded our natural gas distribution operations from Montana and Wyoming to Maine, North Carolina, Ohio and Western Pennsylvania, and (4) moved the company from the Nasdaq Global Market to the NYSE Amex. The name Gas Natural Inc. better reflects the focus of the company on natural gas distribution, which is important particularly in light of the company’s shift to the NYSE Amex stock exchange and the company’s expansion into the Eastern and Midwestern States, where investors, the business community and the general public may be unfamiliar with the company’s history, operations and recent growth.
Ticker Symbol. Throughout the reincorporation our common shares will continue to be traded on the NYSE Amex without interruption, but because our name is changing to Gas Natural Inc., our ticker symbol may change. We will request that NYSE Amex allow us to retain our current symbol “EGAS,” but they may be unable to grant that request.
Cumulative Voting. Under both Montana and Ohio law, shareholders are entitled to cumulate votes in the election of directors unless the corporation’s articles of incorporation provide otherwise. Where cumulative voting is permitted, it provides that each share is entitled to as many votes as there are directors to be elected, and each shareholder may cast all his votes for a single candidate or distribute such votes among two or more candidates. Energy, Inc.’s articles of incorporation do not prohibit cumulative voting, and Energy, Inc.’s bylaws authorize cumulative voting. Gas Natural’s articles of incorporation do prohibit cumulative voting. Accordingly, shareholders will not be entitled to cumulate votes in the election of directors following the reincorporation.
The board believes for several reasons that cumulative voting is ultimately not in shareholders’ best interests. First, in the experiences of our board members, the intended benefits of cumulative voting are outweighed by the uncertainty, inefficiency and other disadvantages it typically imposes on companies. By cumulating votes, a minority shareholder can leverage its minority position in order to elect a nominee to the board of directors. Once elected, that individual may place the interests of the minority investor ahead of the interests of the rest of the company’s shareholders. The election can unnecessarily disrupt the board and the rest of the existing management team by shifting their focus away from operational issues and long-term goals and toward the interests and concerns of the minority investor, at least in the short-term.
Additionally, cumulative voting provides minority shareholders with disproportionate power and in that sense partially disenfranchises the majority of shareholders. For example, in a corporation with a seven-member board and 100 shares outstanding, cumulative voting allows an investor who owns only 13 shares to guarantee one board seat, even if all of the other shareholders oppose that investor’s nominee. The board views this disenfranchisement as unfair and the grant of disproportionate power unnecessary. Minority shareholders have a number of tools at their disposal to disseminate their views to other shareholders and thereby persuade and influence other shareholders and management, such as a proxy contest. The board believes that where a minority investor fails to convince at least a plurality, the views of the other shareholders should be respected, whereas cumulative voting allows the minority investors to convey directly to the board views that the investor was unable to persuade other shareholders to adopt. Simply put, the board believes cumulative voting to be a well-intended but unnecessary, and in one sense inequitable, mechanism of corporate governance.
For all these reasons, our board believes that by eliminating cumulative voting, an enhanced environment is created whereby the board and the rest of the management team can give greater consideration to operational concerns, mid and long-term goals and long-term growth, for the benefit of all shareholders.
Removal of Directors by Shareholders. Montana law permits shareholders to remove one or more directors with or without cause by a vote of two-thirds of the voting shares outstanding. In contrast, Ohio law permits shareholders to remove a director with or without cause by the vote of only a majority of shares outstanding, unless the directors have staggered terms, in which case removal may be only for cause. The terms of our directors are not currently staggered and our board has no plans currently to implement staggered terms.
Director and Officer Liability
     Standard of Care. The standards that apply to directors of a corporation are generally the same under Montana and Ohio law. Directors must act in good faith, with the care that an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner they reasonably believe to be in the best interests of (or under Ohio law, not opposed to the best interests of) the corporation.
     Consideration of Constituencies. Montana and Ohio law are similar but not identical in regard to the factors directors may consider in discharging their fiduciary duties, including deciding whether to resist a change in control of the corporation. In both states directors must consider the interests of shareholders and the corporation in discharging their duties, but Ohio law provides that directors may also take into consideration the interests of:
1)	the corporation’s employees, suppliers, creditors and customers,

2)	the economy of the state and nation,

3)	community and societal considerations,

4)	the long-term and the short-term interests of the corporation and its shareholders, and

5)	the possibility that these interests may be best served by the continued independence of the corporation.
We believe that Ohio’s authorization to directors to consider a broad range of factors in making corporate decisions will be beneficial to the company in its efforts to attract and retain high quality individuals to serve as directors.
     Limitation of Liability. The circumstances under which a director may be held personally liable to the corporation and its shareholders are different under Montana and Ohio law. First, under Ohio law, directors may be held personally liable for damages for breach of a fiduciary duty only if the alleged breach arose in one of the following circumstances:
1)	a change or potential change in control of the corporation, including a determination to resist a change or potential change in control made pursuant to section 1701.13(F)(7) of the Ohio Revised Code,

2)	a termination or potential termination of the director’s service to the corporation as a director, or

3)	the director’s service in any other position or relationship with the corporation.
Second, under the OGCL a director may only be held liable if the director’s action or omission was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation, though an Ohio corporation may opt out of this rule by adopting an appropriate provision in its articles of incorporation. There are exceptions to application of this higher standard of culpability - it does not apply to alleged liability for certain transactions in which a director has a pecuniary interest or for unlawful loans, dividends or distributions. The MBCA also contains a provision for limiting the liability of directors, but it applies only if the Montana corporation opts into the provision by amending its articles of incorporation, and it does not provide a new standard of culpability such as the “deliberate intent...or reckless disregard” standard articulated in the OGCL. Instead, it simply permits a Montana corporation to adopt a provision in its articles of incorporation to limit the personal liability of a director for money damages for any conduct, subject to exceptions that are similar to but more broad than Ohio’s. The exceptions under the MBCA are alleged liability for (1) the amount of financial benefit received by a director to which the director is not entitled, (2) an intentional infliction of harm on the corporation or the shareholders, (3) distributions to shareholders in violation of the MBCA, or (4) an intentional violation of criminal law.
The articles of incorporation of Energy, Inc. already provide that the liability of directors to the corporation or its shareholders is eliminated or limited to the maximum extent permitted under the MBCA, including future amendments to the MBCA to the extent they would be more beneficial to directors, and the articles of incorporation of Gas Natural contain a substantially similar provision. Accordingly, the provisions of Ohio law as to consideration of constituencies and level of culpability in derivative actions against directors will apply to Gas Natural.
     Standard of Proof (Evidentiary Standard). Under Ohio law, the plaintiff must prove allegations against a director by clear and convincing evidence, which is a higher standard of proof than the ‘preponderance of the evidence’ standard that is normally used in civil actions, including an action against a director for breach of fiduciary duty under Montana law. Like the higher standard of culpability under Ohio law, (1) this higher standard of proof does not apply to alleged liability for certain transactions in which a director has a pecuniary interest or for unlawful loans, dividends or distributions, and (2) an Ohio company may opt out of this standard through amendment of its articles of incorporation. The MBCA does not have a provision for a heightened evidentiary standard in actions against directors.
As stated above, Energy, Inc.’s articles of incorporation already limit or eliminate the liability of directors to the corporation or its shareholders to the maximum extent permitted under the MBCA. Gas Natural’s articles of incorporation will contain a similar provision with respect to the OGCL and will not contain a provision opting out of Ohio’s higher evidentiary standard of clear and convincing evidence. Accordingly, this evidentiary standard will apply in derivative actions against directors of Gas Natural.
Indemnification. The right of directors, officers, and employees to be indemnified by the corporation for expenses (including attorney’s fees) incurred by them in defending a legal action brought against them are generally the same under Montana and Ohio law. First, both provide that a corporation has the power to indemnify directors, officers, and employees of the corporation against liability and expenses, including attorney’s fees and amounts paid in settlement, provided that the director, officer, or employee acted:
1)	in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation, and

2)	with respect to a criminal action, if he or she had no reasonable cause to believe that his or her conduct was unlawful.
Second, both states also permit indemnification for actions taken in good faith and in a manner the director, officer or employee reasonably believed not opposed to the best interests of the corporation, though Montana permits indemnification on this more lenient standard only in cases of directors acting (1) in their official capacity with respect to employee benefit plans or (2) outside of their official capacity. Third, both Montana and Ohio law require a corporation to indemnify a director, officer, or employee of the corporation against expenses to the extent that the director, officer, or employee is successful on the merits or otherwise in defending the action.
However, the states differ with respect to advancement of expenses prior to resolution of an action. Many states, including Montana, authorize corporations to advance defense costs and related expenses to directors (though not necessarily officers and employees) provided the director cooperates with the corporation in regard to defending the action and agrees to repay the expenses if it is proved that he or she is not entitled to be indemnified. Ohio differs in that a corporation is not only authorized to advance defense costs to directors (subject to the same pre-conditions of cooperation and repayment as exist in Montana), but is required to do so unless (1) its articles of incorporation provide otherwise by specific reference to the applicable section of the OGCL and (2) the only allegations against the director are for loans or dividends or distributions that are contrary to law or the articles of incorporation.
There are two additional aspects of indemnification under the OGCL that differ under the MBCA, but certain provisions of Energy, Inc.’s bylaws moderately offset those differences. First, Section 1701.13(E) of the OGCL states that the indemnification provided thereby is not exclusive of any other rights granted to those persons seeking indemnification under the articles, the regulations, any agreement, a vote of the shareholders or disinterested directors, or otherwise. The MBCA contains no such provision, but Energy, Inc.’s bylaws provide that directors and officers must be indemnified to the fullest extent permitted by law, including the advancement of defense costs. Second, whereas the MBCA grants express power to a Montana corporation to purchase and maintain insurance for the indemnification of directors and officers, the OGCL grants an Ohio corporation the power to also furnish other types of protection, including, but not limited to, trust funds, letters of credit and self-insurance. However, the MBCA does not prohibit a corporation from purchasing such other types of protection, and Energy, Inc.’s bylaws provide that directors and officers must be indemnified to the fullest extent permitted by law.
Energy, Inc. is not aware of any current or past indemnification or liability issues that will or could be presented to Gas Natural in the event this reincorporation is consummated.
Mergers. Under both the MBCA and OGCL, an agreement of merger must be approved by the directors of each constituent corporation and adopted by the shareholders of the corporation that will not survive the merger. The shareholder approval requires the affirmative vote of at least two-thirds of the corporation’s shares outstanding, or a different proportion (but not less than a majority) as provided in the articles. Both statutes also require approvals by separate voting groups under certain circumstances, such as where the articles of incorporation require it or where the merger will effectuate certain changes to the articles of incorporation. However, there will be differences as to approval of mergers for Gas Natural as compared to Energy, Inc. First, Energy, Inc.’s articles of incorporation do not contain a provision lowering the default threshold of two-thirds of shares outstanding to the lower threshold of a majority of shares outstanding as the MBCA would permit. In contrast, the articles of incorporation of Gas Natural do lower that threshold, although the approval of a merger with an interested shareholder could still be subject to a two-thirds threshold pursuant to Ohio’s Merger Moratorium Statute.
Second, both Montana and Ohio law require similar approvals by shareholders of the surviving corporation under certain circumstances, but those circumstances differ somewhat. Under

Section 35-1-815 of the MBCA, approval of the shareholders of the surviving corporation is required unless:
1)	the articles of incorporation of the surviving corporation will not differ following the merger (except for certain amendments the board of directors is entitled to adopt without shareholder approval);

2)	each shareholder of the surviving corporation will hold the same number of shares, with identical designations, preferences, limitations, and relative rights, after the merger;

3)	the number of voting shares outstanding after the merger plus the number of voting shares issued and/or issuable as a result of the merger (either by conversion or the exercise of rights or warrants issued pursuant to the merger) will not exceed by more than 20% the total number of voting shares of the surviving corporation outstanding before the merger; and

4)	the test described in Item 3 above, if applied to participating shares rather than voting shares, is again met.
Under § 1701.78 of the OGCL, approval of the shareholders of the surviving corporation is required if:
1)	the articles or regulations of the surviving corporation require approval of the shareholders or the holders of a particular class of shares;

2)	the merger agreement conflicts with the articles or regulations of the surviving corporation, or changes the articles or regulations, or authorizes any action that, if it were being made or authorized apart from the merger, would otherwise require adopting by the shareholders or by the holders of a particular class of shares of that corporation;

3)	the merger involves the issuance or transfer by the surviving corporation to the shareholders of the other constituent corporation or corporations of shares of the surviving corporation that would entitle the holders of the shares immediately after the consummation of the merger to exercise one-sixth or more of the shares outstanding and entitled to vote in the election of directors; or

4)	the agreement or merger makes a change in the directors of the surviving corporation that would otherwise require action by the shareholders or by the holders of a particular class of shares of that corporation.
The provision that most often triggers a surviving corporation’s shareholder approval requirement is the issuance of shares (or securities convertible into voting shares) as merger consideration, and as set forth above, the thresholds differ under Montana and Ohio law (respectively, a 20% increase in voting shares outstanding versus a one-sixth, or approximately 16.67%, increase).
Combination and Majority Share Acquisition Statute. Another difference between Montana and Ohio law with respect to acquisitions is Ohio’s “Combination and Majority Share Acquisition”

statute, Ohio Revised Code § 1701.83. The statute applies to acquisitions that, generally speaking, are structured as purchases of the capital stock of a target company paid for in whole or in part with shares of the acquiring corporation, rather than being structured as a merger.
In some states, corporate law is unclear as to whether such a transaction is subject to approval by the shareholders of the acquiring corporation under the same standards as for shareholders of a surviving corporation in a merger, applying a judicially-created legal doctrine known as the “de factor merger” doctrine. To provide certainty as to when such a transaction will be subject to approval by the shareholders of the acquiring corporation, Ohio adopted the Combination and Majority Share Acquisition statute, which mirrors one aspect of Ohio’s merger statute by requiring the approval of two-thirds of the voting shares outstanding (or a different proportion, but not less than a majority, as provided in the articles), for any combination or majority share acquisition involving the transfer or issuance by the acquiring corporation of shares that would entitle the holders to exercise at least one-sixth of the voting shares outstanding of the corporation in the election of directors immediately after the consummation of the transaction.
As stated above, the articles of incorporation of Gas Natural lower the approval threshold to a majority of voting shares outstanding, although the approval of a combination or majority share acquisition with an interested shareholder could still be subject to a two-thirds threshold pursuant to Ohio’s Merger Moratorium Statute.
Sale of All or Substantially All of the Assets. Under both Montana and Ohio law, a sale of all or substantially all of a corporation’s assets, other than in the regular course of business must be approved by the affirmative vote of a majority of directors when a quorum is present, and by two-thirds of all shares outstanding by each voting group entitled to vote as a separate group, unless a lower proportion (but no less than a majority) is specified in the articles of incorporation. Energy, Inc.’s articles of incorporation do not contain a provision lowering the default threshold of two-thirds of shares outstanding to the lower threshold of a majority of shares outstanding, but the articles of incorporation of Gas Natural lower the threshold to a majority of shares outstanding. Accordingly, if our board of directors were to adopt a plan to sell all or substantially all of our assets, carrying out the plan would require a lower shareholder vote after the reincorporation than before it. Our board of directors currently has no such plans.
Anti-Takeover Effect of Certain Statutes. Ohio law contains some provisions that may be viewed as having an anti-takeover effect. Those provisions of Ohio law are described below.
     Merger Moratorium Statute (Ohio Revised Code Chapter 1704). Chapter 1704 of the Ohio Revised Code, entitled “Interested Shareholder Transactions Law” and more commonly known as the Merger Moratorium Statute, generally prohibits a wide range of business combinations and other transactions between an Ohio public corporation and any person that owns shares representing at least 10% of the voting shares outstanding for three years after the person crosses the 10% threshold, unless prior to crossing the threshold:
1)	the board approved for purposes of Chapter 1704 the acquisition that resulted in the interested shareholder crossing the 10% threshold; or

2)	the board approved the business combination or other affected transaction.

The Merger Moratorium Statute was designed to prevent many of the self-dealing activities that often accompany highly leveraged acquisitions by preventing an interested shareholder from using the Ohio corporation or its assets or shares for its special benefit without prior board approval. In adopting this statute, Ohio intended to encourage potential acquirers to negotiate with the board of directors of any Ohio corporation to ensure that the shareholders receive fair and equitable consideration for their shares. However, because of (1) the three year moratorium and the requirement for the approval of the business combination or other affected transaction even after the moratorium period, and the fact that (2) the moratorium may not be lifted regardless of the amount of voting stock acquired and regardless of whether a significant percentage of the shareholders approve of the business combination or other transaction, the Merger Moratorium Statute could deter a potential acquirer from making a takeover offer, particularly a hostile offer.
Gas Natural has not opted out of, and will be subject to, the Merger Moratorium Statute if the reincorporation is completed.
     Control Share Acquisition Statute (Ohio Revised Code 1701.831-832). In addition to the Merger Moratorium Statute, Ohio has adopted Section 1701.831 of the OGCL, known as the Control Share Acquisition Statute. The Control Share Acquisition Statute requires shareholder approval of any acquisition, directly or indirectly, by any person, of shares that, together with shares already owned, would entitle the person to exercise more than 20%, 33 1/3% or 50% of the total voting shares outstanding. The control share acquisition must be approved in advance by the holders of:
1)	at least a majority of the outstanding voting shares represented at a meeting at which a quorum is present; and

2)	the holders of a majority of the portion of the voting shares outstanding represented at the meeting, excluding voting shares:
a)	owned by the acquiring shareholder,

b)	owned by officers and employee-directors of the corporation, or

c)	that are acquired between the date of the first public disclosure of the proposed control share acquisition and the record date of the meeting to approve the proposed control share acquisition if (1) the owner of such shares paid consideration that exceeds $250,000 or (2) the number of shares acquired exceeds 0.5% of the voting shares outstanding.
The stated purpose of Ohio’s Control Share Acquisition Statute is to give shareholders of an Ohio public corporation a reasonable opportunity to express their views on a proposed shift in control and in that way to reduce the coercion inherent in an unfriendly takeover. However, because of the shareholder vote requirement and the potential difficulties in obtaining the required vote, the Control Share Acquisition Statute could deter a potential acquirer from making a takeover offer.

     Ohio’s Profit Recovery Statute. Unless the corporation’s articles or regulations otherwise provide, Section 1707.043 of the Ohio Revised Code, commonly known as the Profit Recovery Statute, is intended to deter greenmail. The statute permits an Ohio corporation to recover any profit realized from the disposition of equity securities of the corporation by a person or group who made a proposal to acquire control of the corporation within 18 months before the disposition of the equity securities. Some profits are not recoverable under the Profit Recovery Statute, including profits that do not exceed $250,000 in the aggregate, profits on securities that were acquired prior to April 11, 1990 or more than 18 months prior to the date on which the acquisition proposal was made, and profits realized by a person or group that establishes in court that its motives were not manipulative. Gas Natural has not opted out of the Profit Recovery Statute.
The board has no present knowledge of any present or past efforts to gain control of the company and has not received any indication from any party that the party is interested in acquiring us.
Our Reasons for Seeking the Reincorporation
Energy, Inc. is seeking to change its state of incorporation to Ohio for a number of reasons. First, by reincorporating in Ohio, the company will be able to take advantage of Ohio’s modern, flexible and well-developed corporate laws. We perceive Ohio’s corporate law to be more developed than Montana’s and more suitable for a publicly-traded company, particularly given the financial growth and geographic expansion we have experienced in recent years. Over the past three years we have expanded from Montana and Wyoming into four other states (two other regions) of the United States. In 2007 we expanded into the eastern coast of the United States by acquiring gas utilities in North Carolina and Maine, and in 2010 we expanded into the Midwest by completing the acquisition of our Ohio and Western Pennsylvania operations. In light of this growth, we believe the company needs the flexibility, sophistication and efficiency of more modern and developed corporate law. Many notable publicly-traded companies are incorporated under Ohio law, such as Abercrombie & Fitch Co. (ticker: ANF), American Greetings Corp. (AM), Cliffs Natural Resources, Inc. (CLF), Diebold, Inc. (DBD), Eaton Corp. (ETN), Fifth Third Bancorp (FITB), FirstEnergy Corp. (FE), FirstMerit Corp. (FMER), Goodyear Tire & Rubber Co. (GT), Invacare Corp. (IVC), KeyCorp, Inc. (KEY), Limited Brands, Inc. (LTD), The Lubrizol Corp. (LZ), Parker Hannifin Corp. (PH), The Procter & Gamble Co. (PG), The Progressive Corp. (PGR), The JM Smucker Co. (SJM) and STERIS Corp. (STE).
Second, we believe that, by expressly broadening the scope of judgment and discretion which may be exercised by the directors of any Ohio corporation, Ohio law affords directors of Ohio corporations a better environment than does Montana in which to perform their duties. Both Montana and Ohio law require directors to be careful and disinterested in the performance of their duties and to act in good faith, following appropriate consideration, in the best interests of the corporation and its shareholders. Ohio law, however, addresses the specifics of the obligations of directors more clearly than does Montana in several important areas.
For example, Ohio law provides explicit guidelines regarding the types of considerations that are appropriate in corporate governance generally and, in particular, in the evaluation of efforts to take control of the company. Ohio law also provides that a person challenging the actions of directors, including actions involving a change in control, has the burden of proving by clear and convincing evidence that the directors have acted with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation. Ohio’s statutes also provide that in most cases directors may be assured of the advancement of funds to them by their corporation in connection with their defense of litigation in which they are involved by reason of the performance of their duties as directors.
Thus, Ohio law provides directors with a greater degree of assurance regarding the range of discretion and judgment that the director may exercise, and we believe that these aspects of corporate governance law in Ohio are of value to our shareholders because they will enable us to attract and retain highly qualified individuals to serve as directors. The advantages and disadvantages of the provisions of the OGCL governing directors’ duties, indemnification and limitations upon directors’ liability for monetary damages are more fully discussed above under the heading entitled “Changes Resulting from the Proposed Reincorporation” on page 26.
Moreover, the reincorporation will also provide benefits to shareholders and directors that are not available under Montana law. Under Ohio law, our shareholders will be entitled to the benefits of statutory provisions that are designed to encourage negotiated (as opposed to hostile) takeovers of Ohio corporations.
For the foregoing reasons, and after taking into consideration other differences between Montana and Ohio corporation law, our board of directors has concluded that the reincorporation is in the best interest of Energy, Inc. and our shareholders and unanimously recommends that you vote in favor of the reincorporation.
Manner of Effecting the Reincorporation
Reincorporation Implemented Through Plan of Merger. The proposed reincorporation will be effected by merging Energy, Inc. with and into Gas Natural in accordance with the terms of the merger agreement that is attached to this proxy statement as Annex A. At the effective time of the merger, the separate corporate existence of Energy, Inc. will cease, and Gas Natural will succeed to all the business, properties, assets and liabilities of Energy, Inc. The directors, officers and employees of Energy, Inc. will become directors, officers and employees of Gas Natural. The shares of common stock of Energy, Inc. issued and outstanding immediately prior to the effective time of the merger will, by virtue of the merger, be converted into an equal number of fully paid and non-assessable shares of common stock of Gas Natural. Each of the shares of common stock of Gas Natural will have the same terms as the shares of common stock of Energy, Inc., subject to the differences arising by virtue of the differences between Montana and Ohio law and between the provisions of the existing articles of incorporation and bylaws of Energy, Inc. and the new articles of incorporation and code of regulations of Gas Natural.
Stock Certificates. After the merger, each holder of a certificate representing shares of common stock of Energy, Inc. will be deemed for all purposes to be the holder of the same number of common shares of Gas Natural. The certificates representing shares of common stock of Energy, Inc. will continue to represent the common stock of Gas Natural. Shareholders do not need to surrender their certificates representing shares of common stock of Energy, Inc. for certificates representing the shares of common stock of Gas Natural. A shareholder may surrender his or her certificate representing shares of common stock of Energy, Inc. for cancellation if the shareholder so wishes in order to receive a new certificate representing the same number of common shares of Gas Natural.
No Change or Disruption to Stock Plans, Exercises of Options or Trading. Our director and employee stock plans and benefit plans will be continued by Gas Natural and each outstanding option issued pursuant to those plans will automatically be converted into an option to purchase the same number of common shares of Gas Natural at the same option price per share and upon the same terms and subject to the same conditions as set forth in the plans. Our other employee benefit plans and arrangements will also be continued by Gas Natural upon the same terms and subject to the same conditions. Gas Natural will also assume all of the obligations of Energy, Inc. under Energy, Inc.’s contracts and guaranties. The common shares of the company will continue to be traded on the NYSE Amex without interruption, though our ticker symbol may change. We will request that NYSE Amex allow us to retain our current symbol “EGAS,” but they may be unable to grant that request.
No Change Will Be Made in the Business of the Company. The reincorporation will effect a change in the legal domicile of the company and other changes of a legal nature, the most significant of which are described in this proxy statement. However, the reincorporation will not result in any change in the business, management, location of our principal executive offices or other facilities, nor will it result in a change in our capitalization, assets or liabilities. The officers of Energy, Inc. will remain the same after the reincorporation. There will not be any change in Energy, Inc.’s employee benefit plans and arrangements.
Abandonment of the Reincorporation
Energy, Inc. anticipates that the reincorporation will become effective as soon as practicable after shareholder approval of the reincorporation. However, our board of directors may terminate the merger agreement prior to the effective time of the reincorporation, before or after shareholder approval of the reincorporation, if the board of directors determines that doing so would be in the best interests of Energy, Inc. The merger agreement may also be amended by Energy, Inc. and Gas Natural prior to the effective time of the reincorporation, except that after shareholder approval of the reincorporation, the merger agreement may not be amended to change the amount or kind of shares to be received in the reincorporation by the shareholders of Energy, Inc., any term of the articles of incorporation or the code of regulations of Gas Natural (except for certain administrative and other changes that the board of directors would be entitled, irrespective of the reincorporation, to make without shareholder approval under applicable law), or any of the terms and conditions of the merger agreement if such alteration or change would materially and adversely affect the shareholders of Energy, Inc. The board of directors has made no determination as to any circumstances which may prompt a decision to terminate the reincorporation or amend the merger agreement.
Dissenters’ and Appraisal Rights
The Company’s Notice of Dissenters’ and Appraisal Rights. Shareholders of Energy, Inc. who so desire are entitled to relief as a dissenting shareholder under Sections 35-1-826 through 35-1-839 of the MBCA. Accordingly,

Please consider this proxy statement as notice to you, as a shareholder of Energy, Inc., that you are entitled to exercise dissenters’ and appraisal rights with respect to the reincorporation. This notice is provided in compliance with section 35-1-829 of the MBCA, and it is the only notice regarding your dissenters’ rights that you will receive from Energy, Inc. prior to the annual meeting at which shareholders will vote on the reincorporation.
For further information on your dissenters’ and appraisal rights under Montana law and how they may be exercised, please read the duration of this section captioned “Dissenters’ and Appraisal Rights” carefully, as well as Sections 35-1-826 through 35-1-839 of the MBCA, which are attached to this proxy statement as Annex D.
Dissenters’ Must Deliver Notice of Intent to Dissent Prior to Annual Meeting. A shareholder will be entitled to assert dissenter’s rights only if the shareholder has delivered to Energy, Inc. before June 30, 2010 (the date of the annual meeting), written notice of the shareholder’s intent to dissent and demand payment of the fair value of the shareholder’s shares of Energy, Inc. (if the reincorporation is effectuated), and that the shareholder does not vote the shares in favor of the reincorporation. A proxy or vote against the reincorporation will not constitute the notice required to be delivered to the company demanding payment of the fair value of the shares. The written demand for payment must be mailed or delivered to:
Energy, Inc.
1 First Avenue South
Great Falls, Montana 59401
Attn: Rebecca Howell, Corporate Secretary
“Fair value,” with respect to a dissenter’s shares means, under Montana law, the value of the shares as of the close of business on the day prior to the date of the annual meeting.
Section 35-1-826 of the MBCA defines “corporation” for purposes of dissenters’ rights as not only the corporation that will not survive the merger but also the surviving corporation for any time after the effective time of the merger so that any obligations arising under the statute but not yet fulfilled at the effective time are passed to the survivor. Accordingly, for the duration of this section captioned “Dissenters Rights,” we will refer to Energy, Inc. prior to the reincorporation and Gas Natural following the reincorporation as “the corporation.”
The Corporation Will Deliver an Offer Notice to Dissenting Shareholders. If the reincorporation is approved at the annual meeting, then within the following ten days the corporation must make a written offer to each dissenting shareholder to pay an amount the corporation estimates to be the fair value for such shares (offer notice). The offer notice must:
1)	state where the payment demand must be sent and where and when certificates for certified shares must be deposited;

2)	inform shareholders of uncertificated shares to what extent transfer of the shares will be restricted after the payment is received;

3)	supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and that requires the person asserting dissenters’ rights to certify whether or not the person acquired beneficial ownership of the shares before that date (announcement date);

4)	set a date by which the corporation must receive the payment demand (payment demand date), which may not be fewer than 30 nor more than 60 days after the date the offer notice is delivered; and

5)	be accompanied by a copy of Sections 35-1-826 through 35-1-839 of the MBCA.
Dissenters Must Respond to the Offer Notice by Making a Payment Demand. After delivery of the offer notice to the dissenting shareholders, any shareholder who desires to perfect dissenter’s rights must file with the corporation a notice of the election (payment demand). In the payment demand, the shareholder must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the announcement date, and deposit the shareholder’s certificates in accordance with the terms of the offer notice. Any shareholder failing to deliver the payment demand on or before the payment demand date will be bound by the terms of the reincorporation.
Upon delivering the payment demand, the shareholder will thereafter be entitled only to payment as provided under Montana law and will not be entitled to vote or exercise any other rights of a shareholder of the company. A payment demand may be withdrawn in writing by the shareholder at any time before an offer is made by the corporation to pay the fair value of the shares. After the offer, no payment demand may be withdrawn unless the corporation consents to the withdrawal. However, the right of the shareholder to be paid the fair value of the shares will cease, and the shareholder will be reinstated to have all rights as a shareholder as of the delivery of the payment demand, if:
1)	the demand is promptly withdrawn;

2)	the shareholders of Energy, Inc. do not approve the reincorporation, or the reincorporation is otherwise abandoned by Energy, Inc.;

3)	no demand or petition for the determination of the fair value of the shares by a court has been made or filed within the time provided under Montana law; or

4)	a court of competent jurisdiction determines that the shareholder is not entitled to any relief under Montana law.
Payment by the Corporation. Except as provided in Section 35-1-836 of the MBCA (pertaining to after-acquired shares), as soon as the reincorporation is complete or upon receipt of a payment demand (but in any event no later than 60 days after the payment demand date), the corporation must pay each dissenter who complied with the procedural requirements of the MBCA the amount the corporation estimates to be the fair value of the dissenter’s shares plus accrued interest. The payment must be accompanied by:

1)	the corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

2)	a statement of the corporation’s estimate of the fair value of the shares;

3)	an explanation of how the interest was calculated;

4)	a statement of the dissenter’s right to demand payment under Section 35-1-837; and

5)	a copy of Sections 35-1-826 through 35-1-839.
Disputing Fair Value. If a dissenter disagrees with the fair value determined by the corporation, the dissenter must notify the corporation within 30 days after the corporation makes payment for the dissenter’s shares. If the dissenter fails to do so, the dissenter waives its rights under MBCA Section 35-1-837 to challenge the fair value of the payment made or offered. If a dispute over the fair value of shares remains unsettled, the corporation must commence a judicial proceeding within 60 days after receiving notice of the dispute and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it must pay each dissenter whose demand remains unsettled the amount demanded.
This summary does not purport to be complete and is qualified in its entirety by reference to Sections 35-1-826 through 35-1-839 of the MBCA, a copy of which is attached hereto as Annex D. Any shareholder contemplating the exercise of dissenters’ rights is urged to review carefully such provisions and to consult legal counsel because dissenters’ rights will be lost if the procedural requirements under Sections 35-1-826 through 35-1-839 of the MBCA are not fully and precisely satisfied.
Federal Income Tax Consequences of the Reincorporation
We have been advised by Kohrman Jackson & Krantz P.L.L., outside counsel and tax advisors for Energy, Inc., that for federal income tax purposes the reincorporation from Montana to Ohio will constitute a reorganization under Section 368 of the tax code and that the holders of common stock of Energy, Inc. will not recognize any gain or loss as a result of the merger into Gas Natural. For federal income tax purposes, each shareholder of Energy, Inc. will retain the same tax basis in his or her common shares of Gas Natural as he or she had in the corresponding common stock of Energy, Inc. held by the shareholder immediately prior to the effective time of the merger, and the holding period for the common shares of Gas Natural will include the period during which the shareholder held the corresponding common stock of Energy, Inc.
Although we do not anticipate that state or local tax consequences will vary from the federal income tax consequences described above, shareholders should consult their own tax advisors as to the effect of the reorganization under state, local or foreign income tax laws.
We have further been advised by Kohrman Jackson & Krantz that Gas Natural will not recognize any gain, loss or income for federal income tax purposes as a result of the reincorporation and merger and that Gas Natural will succeed, without adjustment, to the tax attributes of Energy, Inc.
The tax advice of Kohrman Jackson & Krantz addresses only the issues specifically identified in the first and third paragraphs above and is based upon representations of management that have not been independently verified. Kohrman Jackson & Krantz has assumed no responsibility to update its advice as a result of any changes in applicable laws or rulings of the Internal Revenue Service.
Required Vote
The affirmative vote of the holders of a majority of all the shares of common stock outstanding is required to approve the proposals relating to the reincorporation. Because the vote is based on the total number of shares outstanding rather than the votes cast at the annual meeting, abstentions and broker non-votes will have the same effect as a vote against these proposals. If no instructions are given, the persons named as proxies in the accompanying proxy card intend to vote FOR Proposal 2. A vote FOR the reincorporation will constitute approval of the merger agreement attached to this proxy statement as Annex A and the transactions contemplated by the merger agreement.
The board of directors recommends that you vote FOR the reincorporation from Montana to Ohio.

PROPOSAL 3—RATIFICATION OF
HEIN & ASSOCIATES LLP AS OUR INDEPENDENT AUDITOR
Our audit committee has selected Hein & Associates LLP as our independent auditor for the year ending December 31, 2010. Although our bylaws do not require the selection of our independent auditor to be submitted to shareholders for approval, this selection is being presented to you for ratification at the annual meeting. Representatives of Hein & Associates are expected to attend the annual meeting to answer appropriate questions and make statements if they desire.
We need the affirmative vote of the majority of shares present in person or by proxy and entitled to vote at the meeting in order to ratify Hein & Assocaites as our independent accountants for the fiscal year ending December 31, 2010. Although shareholder approval of this appointment is not required by law or binding on the audit committee, the audit committee believes that shareholders should be given the opportunity to express their views. If the shareholders do not ratify the appointment of Hein & Associates as our independent registered public accounting firm, the audit committee will consider this vote in determining whether or not to continue the engagement of Hein & Associates.
The enclosed proxy will be voted FOR this proposal unless the proxy holders have otherwise instructed.
The audit committee and the board of directors recommends that you vote FOR the ratification of Hein & Associates LLP as our independent auditors for the fiscal year ending December 31, 2010.
Principal Accountant Firm Fees and Services
The following is a summary of the aggregate fees billed to us for the fiscal year ended December 31, 2009, the six months ended December 31, 2008 and the fiscal year ended June 30, 2008 by our independent registered public accountant, Hein & Associates LLP and their affiliates.

	Year ended	Six Months ended	Year ended
	December 31, 2009	December 31, 2008	June 30, 2008
Audit Fees	$311,763	$184,000	$277,000
Audit-Related Fees	41,139	—	19,000
Tax Fees	96,199	6,300	34,000
All Other Fees	—	—	—

Total	$449,101	$190,300	$330,000
Audit Fees. These fees are for professional services rendered by Hein & Associates for the audit of our annual consolidated financial statements, the review of financial statements included in our quarterly reports on Form 10-Q, and services that are typically rendered in connection with statutory and regulatory filings or engagements.
Audit-Related Fees. These included fees related to derivative contracts. From time to time, in order to mitigate the risk of natural gas market price volatility related to firm commitments to purchase or sell natural gas, we enter into hedging arrangements in the form of derivative contracts. Quoted market prices for natural gas derivative contracts of Energy, Inc. and our subsidiaries are generally not available. Therefore, to determine the fair value of natural gas derivative contracts, we use internally developed valuation models that incorporate independently available current and forecasted pricing information. These also included fees related to the Federal Energy Regulatory Commission audit of a subsidiary company.
Tax Fees. These are fees for professional services rendered by Hein & Associates with respect to advisory services related to the preparation of income tax returns.
All Other Fees. These are fees for advisory services related to the sale of assets and acquisitions.
Pursuant to the written charter of our audit committee, the committee must pre-approve all audit and non-audit services provided by our independent auditors. The audit committee pre-approved all services performed by Hein & Associates and authorized us to pay the fees billed to us by Hein & Associates in fiscal 2009 and 2008 and the six months ended December 31, 2008.
AUDIT COMMITTEE REPORT
In accordance with its written charter that was approved and adopted by our board, our audit committee assists the board in fulfilling its responsibility of overseeing the quality and integrity of our accounting, auditing and financial reporting practices. A copy of the audit committee charter is available on our website at www.ewst.com. The audit committee is directly responsible for the appointment of Energy, Inc.’s independent public accounting firm and is charged with reviewing and approving all services performed for Energy, Inc. by the independent accounting firm and for reviewing the accounting firm’s fees. The audit committee reviews the independent accounting firm’s internal quality control procedures, reviews all relationships between the independent accounting firm and Energy, Inc. in order to assess the accounting firm’s independence, and monitors compliance with our policy regarding non-audit services, if any, rendered by the independent accounting firm. In addition, the audit committee ensures the regular rotation of the lead audit partner. The audit committee reviews management’s programs to monitor compliance with our policies on business ethics and risk management. The audit committee establishes procedures to receive and respond to complaints received by Energy, Inc. regarding accounting, internal accounting controls or auditing matters and allows for the confidential, anonymous submission of concerns by employees.
The audit committee met six times in 2009. Until Mr. Grossi’s resignation on August 26, 2009, the committee was comprised of Mr. Sprague, Mr. Grossi and Mr. Smail. Mr. Sprague resigned as a director and member of the audit committee on March 31, 2010. The committee is now comprised of Mr. Smail, the committee’s chairman, and Mr. Victor. The audit committee’s current composition satisfies the regulations of the NYSE Amex governing audit committee composition, including the requirement that all audit committee members be “independent directors” as defined in NYSE Amex listing standards. In addition, each member of the audit committee is able to read and understand financial statements, including balance sheets, income statements and cash flow statements. The board has determined that Mr. Smail is an “audit committee financial expert” under applicable SEC rules through his experience supervising the principal financial officer of The Monitor Bank of Big Prairie, Ohio and reviewing and assessing the performance of the bank’s public accounting firm in his capacity as chairman of the board of the bank. In addition, Mr. Smail is deemed to be “financially sophisticated” under applicable

NYSE Amex rules. The audit committee reviews and reassesses its charter at least annually and will obtain the approval of the board for any proposed changes to its charter.
The audit committee oversees management’s implementation of internal controls and procedures for financial reporting designed to ensure the integrity and accuracy of our financial statements and to ensure that we are able to timely record, process and report the information required for public disclosure. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements with management and Hein & Associates LLP, our independent accounting firm. The audit committee also discussed with Hein & Associates the matters required by Statement on Auditing Standards No. 61, “Communication with Audit Committees.” The audit committee reviewed with Hein & Associates, which is responsible for expressing an opinion on the conformity of our audited financial statements with accounting principles generally accepted in the United States, its judgment as to the quality, not just the acceptability, of our accounting principles and other matters as are required to be discussed with the audit committee pursuant to generally accepted auditing standards.
In discharging its oversight responsibility as to the audit process, the audit committee obtained from our independent accounting firm a formal written statement describing all relationships between the independent accounting firm and us that might bear on the accounting firm’s independence consistent with the Statement on Auditing Standards No. 114, as amended, “The Auditor’s Communication with those Charged with Governance,” and discussed with the accounting firm any relationships that may impact its objectivity and independence. In considering the accounting firm’s independence, the audit committee also considered whether the non-audit services performed by the accounting firm on our behalf were compatible with maintaining the independence of the accounting firm.
In reliance upon (1) the audit committee’s reviews and discussions with management and Hein & Associates, (2) management’s assessment of the effectiveness of our internal control over financial reporting, and (3) the receipt of an opinion from Hein & Associates, dated March 31, 2010, stating that the Energy, Inc.’s financial statements for the year ended December 31, 2009 are presented fairly, in all material respects, in conformity with U.S. generally accepted accounting principles, the audit committee recommended to our board that these audited financial statements be included in our Form 10-K for the year ended December 31, 2009, for filing with the SEC.
Audit Committee
James R. Smail, Chairman
Michael T. Victor

EXECUTIVE OFFICERS

Name	Age	Position
Richard M. Osborne*	64	Chairman of the Board, Chief Executive Officer and Director
Kevin J. Degenstein	51	President and Chief Operating Officer
Thomas J. Smith*	66	Vice President and Chief Financial Officer and Director
David C. Shipley	49	Vice President of Operations
Jed D. Henthorne	50	Vice President of Administration

*	Biographical information for Mr. Osborne and Mr. Smith can be found under “Board of Directors.”
Kevin J. Degenstein was appointed our president and chief operating officer in June 2008. Previously, he served as our senior vice president of operations since 2006. Prior to joining us, Mr. Degenstein was employed by EN Engineering, an engineering consulting firm, as vice president of distribution from 2002 until 2003 and vice president of technology from 2004 until 2006.
David C. Shipley has served as our vice president of eastern operations since May 2007. He also serves as president of our east coast companies in Maine and North Carolina. Prior to joining us, Mr. Shipley was employed by Nicor Gas, a natural gas utility in Illinois, from 1985 to 2007 serving in various management capacities including management and supervision of underground natural gas storage, construction and maintenance, customer service field operations, research and development, quality control, workload management, alliance development and procurement.
Jed D. Henthorne was appointed vice president of administration in 2006. He has been employed by us since 1988 and has served in professional and management capacities related to customer service, information technology and accounting.
EXECUTIVE COMPENSATION
Summary Compensation Table
The following table summarizes the compensation paid by us to our chairman and chief executive officer and our most highly compensated executive officers for the fiscal year ended December 31, 2009 (referred to below as “2009F”), the stub period from July 1, 2008 to December 31, 2008 (referred to below as “2008S”) and the fiscal year ended June 30, 2008 (referred to below as “2008F”).

				Option	All Other
Name and		Salary	Bonus	Awards(1)	Compensation	Total
Principal Position	Year	($)	($)	($)	($)	($)
Richard M. Osborne,	2009F	—	—	—	24,000	24,000
Chairman and Chief	2008S	—	—	—	12,000	12,000
Executive Officer(2)	2008F	—	—	—	24,000	24,000

Kevin J. Degenstein,	2009F	186,550	57,330	22,800	6,796	257,009
President and Chief	2008S	92,021	25,000	25,200	5,661	128,982
Operating Officer	2008F	157,500	10,000	—	7,225	174,725

David C. Shipley,	2009F	136,350	30,000	—	5,758	172,108
Vice President of	2008S	67,000	32,500	—	11,849	111,349
Eastern Operations(3)	2008F	130,000	—	—	16,226	146,226

(1)	Amounts represent the FASB ASC Topic 718 compensation expense recognized on outstanding stock option awards. We use the Black-Scholes option pricing model to estimate compensation cost for stock option awards. The assumptions used in the model are included in footnotes to our audited financial statements for the fiscal year ended December 31, 2009 included in our Annual Report on Form 10-K filed with the SEC on March 31, 2010.

(2)	Mr. Osborne does not receive compensation for service as our chairman and chief executive officer. “All other compensation” consists of fees paid to Mr. Osborne for service as a director.

(3)	Mr. Shipley was appointed as our vice president of eastern operations in May 2007. “All other compensation” includes $9,000 in 2008S and $10,500 in 2008F for relocation expenses.
Outstanding Equity Awards at December 31, 2009
The following table summarizes information with respect to the stock options held by our most highly compensated executive officers as of the end of the past fiscal year.

	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option	Option
	Options	Options	Exercise Price	Expiration
Name	Exercisable	Unexercisable	($)	Date
Kevin J. Degenstein	5,000	5,000	7.10	12/1/2018 (1)
	2,500	7,500	8.85	12/1/2019 (2)

(1)	The option is exercisable as follows: 25% of the shares on 12/1/2008; 25% of the shares on 12/1/2009; 25% of the shares on 12/1/2010 and 25% of the shares on 12/1/2011.

(2)	The option is exercisable as follows: 25% of the shares on 12/1/2009; 25% of the shares on 12/1/2010; 25% of the shares on 12/1/2011 and 25% of the shares on 12/1/2012.
Employment and Separation Agreements
Kevin J. Degenstein. On August 25, 2006, we entered into an employment agreement with Mr. Degenstein to serve as senior vice president of operations. On June 12, 2008, Mr. Degenstein was named president and chief operating officer. The term of Mr. Degenstein’s employment agreement commenced on September 18, 2006 and will continue until terminated as a result of Mr. Degenstein’s death or disability, by us for “cause” (as defined in the employment agreement), by us without “cause,” or by Mr. Degenstein, either with or without “good reason,” as defined in the employment agreement.

Mr. Degenstein is eligible to receive a base salary of $150,000 per year pursuant to his employment agreement, subject to increase at the discretion of the board. For the fiscal year 2009, the compensation committee of the board agreed to increase Mr. Degenstein’s annual salary to $182,000 as a result of Mr. Degenstein’s performance and his promotion to president and chief operating officer. The compensation committee also determined that Mr. Degenstein will be eligible to receive a bonus of up to 50% of his annual salary depending on the company’s net income, subject to modification upon the recommendation of our chief executive officer with the approval of the compensation committee or the entire board.
Mr. Degenstein is eligible to receive option grants under our stock option plans and to participate in all other savings, retirement, and welfare plans that are applicable generally to our employees and senior executive officers. The compensation committee has approved the award to Mr. Degenstein of options to purchase 10,000 shares of our common stock in each of 2008, 2009, and 2010, with each individual option grant to be approved by the committee on the date of grant. Mr. Degenstein is also entitled to receive vacation and fringe benefits in accordance with our plans, practices, programs, and policies.
Upon termination of employment for any reason, we will pay Mr. Degenstein a lump sum of cash equal to his unpaid salary through the date of termination plus accrued but unpaid vacation pay. In addition, we will provide benefit continuation or conversion rights, as provided under our benefit plans, and vested benefits under our benefit plans. If the employment agreement is terminated by us without cause or terminated by Mr. Degenstein for “good reason” (if we change his title, materially reduce his duties or authority, assign duties inconsistent with his duties, or require him to relocate from the Great Falls area), Mr. Degenstein will be entitled to severance compensation equal to his annual base salary payable monthly for 12 months following the date of termination. Payment of these severance benefits is expressly conditioned upon receipt by the company of an enforceable waiver and release from Mr. Degenstein in a form reasonably satisfactory to the company.
The employment agreement also includes provisions that (1) prohibit Mr. Degenstein from disclosing our confidential information, (2) require him to avoid conflicts of interest and disclose to the board any facts that might involve a conflict of interest with the company, and (3) prohibit him from soliciting employees, customers, or clients of the company during the term of the agreement and for a period of two years following the termination of the agreement.
David C. Shipley. On April 13, 2007, we entered into an employment agreement with Mr. Shipley to serve as our vice president of eastern operations. The term of Mr. Shipley’s employment began on May 18, 2007 and will continue until terminated as a result of Mr. Shipley’s death or disability, by us for “cause” (as defined in the employment agreement), by us without “cause,” or by Mr. Shipley, either with or without “good reason,” as defined below.
Pursuant to the employment agreement, Mr. Shipley will receive a base salary of $130,000, subject to review and increase annually at the discretion of the board. For the fiscal year 2009, the compensation committee of the board agreed to increase Mr. Shipley’s annual salary to $134,000. Mr. Shipley is also eligible to receive a discretionary bonus targeted at 20% of his annual base salary, based on performance criteria determined by the board.

Mr. Shipley is eligible to receive option grants under our stock option plans and to participate in all other savings, retirement, and welfare plans that are applicable generally to our employees and senior executive officers. Mr. Shipley is also entitled to receive vacation and fringe benefits in accordance with our plans, practices, programs and policies.
Upon termination of employment for any reason, we will pay Mr. Shipley a lump sum of cash equal to his unpaid salary through the date of termination plus accrued but unpaid vacation pay. In addition, we will provide benefit continuation or conversion rights, as provided under our benefit plans, and vested benefits under our benefit plans. If the employment agreement is terminated by us without cause or terminated by Mr. Shipley for “good reason” (if the company diminishes his title, materially reduces his duties or authority, assigns duties inconsistent with his duties, requires him to report internally other than to the president or chief executive officer, or requires him to relocate from the North Carolina area), Mr. Shipley will be entitled to severance compensation equal to his annual base salary payable monthly for 12 months following the date of termination, medical benefits at active employee rates for 12 months following the date of termination and up to $10,000 for outplacement services. If such termination occurs within 24 months of the commencement of Mr. Shipley’s employment, we will reimburse Mr. Shipley for moving expenses incurred during the six month period following termination up to a maximum of $20,000. Payment of these severance benefits is expressly conditioned upon receipt by the company of an enforceable waiver and release from Mr. Shipley in a form reasonably satisfactory to the company.
The employment agreement also includes provisions that (1) prohibit Mr. Shipley from disclosing our confidential information, (2) require him to avoid conflicts of interest and disclose to the board any facts that might involve a conflict of interest with the company, and (3) prohibit him from soliciting employees, customers, or clients of the company during the term of the agreement and for a period of two years following the termination of Mr. Shipley’s employment for any reason.
None of the other current executive officers in our summary compensation table have employment, termination or change in control agreements.
Long-Term Incentives
Long-term incentives are awarded in an effort to
•	keep our executive officers aligned with the long-term objectives of Energy, Inc., and

•	attract and retain executive officers of outstanding ability.
We believe that long-term incentives should be awarded only with the achievement of specific goals and, accordingly, are used sparingly. We have adopted the 2002 Stock Option Plan, which allows for the issuance of incentive and non-statutory stock options. The compensation committee, in consultation with executive management, is charged with designating those persons to whom options are to be granted and determining the terms of the option grant.

All grants of options under the 2002 Stock Option Plan have been made with an exercise price equal to the closing price on the day before the grant or the day of grant, and the options vest ratably over various periods. Options to purchase 10,000 shares of our common stock were granted in the last year under the plan to Mr. Degenstein. For additional information regarding our long-term incentive plans, see “Equity Compensation Plan Information” below.
Benefit Plans
401(k) Plan. We maintain a tax-qualified profit sharing plan under Section 401(k) of the tax code that covers substantially all of our employees. The plan generally provides for voluntary employee pre-tax contributions of employee compensation, a profit sharing contribution of 3% allocated to each employee based on compensation and a discretionary profit sharing contribution of up to 7% of employee compensation. Profit sharing contributions are approved by our board of directors. The plan also provides a company matching contribution in the form of shares of our common stock equal to 10% of each employee’s elective deferrals in the plan. In the last fiscal year, we made total profit sharing contributions of $175,940 and contributed shares of our common stock valued at $29,770.
Employee Stock Ownership Plan. We maintain an Employee Stock Ownership Plan (ESOP) that covers substantially all of our employees. The ESOP receives contributions of our common stock from Energy, Inc. each year as determined by our board of directors. The contribution, if any, is recorded based on the current market price of our common stock. We did not make any contributions to the ESOP in the last fiscal year.
Retiree Health Plan. We sponsored a defined post-retirement health benefit plan providing health and life insurance benefits to eligible retirees. The plan pays eligible retirees (post-65 years of age) $125 per month in lieu of contracting for health and life insurance benefits. The amount of this payment is fixed and will not increase with medical trends or inflation. In addition, the plan allows retirees between the ages of 60 and 65 and their spouses to remain on the same medical plan as active employees by contributing 125% of the current COBRA rate to retain this coverage. The 25% in excess of the current COBRA rate is held in a VEBA trust account, and benefits for this plan are paid from assets held in the VEBA trust account. In 2006, we discontinued contributions to the plan and are no longer required to fund the plan. As of December 31, 2009, the value of the plan assets was $273,181. The assets remaining in the VEBA trust account will be used to fund the plan until these assets are exhausted.
Dividend Reinvestment Policy. We have a policy that provides for any employee who owns shares of our common stock in our 401(k) plan or ESOP the opportunity to reinvest any dividends for additional shares of our common stock.
Equity Compensation Plan Information
The Energy, Inc. 2002 Stock Option Plan provides for the issuance of up to 300,000 shares of common stock to certain key employees. As of December 31, 2009, there were 44,500 options outstanding and the maximum number of shares available for future grants under the plan was 48,500 shares. Additionally, our 1992 Stock Option Plan, which expired in September 2002, provided for the issuance of up to 100,000 shares of common stock pursuant to options issuable to certain key employees. Under the option plans, the option price may not be less than 100% of the common stock fair market value on the date of grant (in the event of incentive stock options, 110% of the fair market value if the employee owns more than 10% of our outstanding common stock). Options granted under these plans vest over four to five years and are exercisable over a five to ten year period from the date of issuance. When the 1992 plan expired in September 2002, 12,600 shares remained unissued and were no longer available for issuance.

Number of securities remaining
	Number of securities	Weighted-average	available for future issuance
	to be issued upon exercise of	exercise price of	under equity compensation plans
	outstanding options, warrants	outstanding options,	(excluding securities reflected in
Plan category	and rights	warrants and rights	the first column)
Equity compensation plans approved by security holders*	44,500	$8.52	48,500
Equity compensation plans not approved by security holders	—	—	—
Total	44,500	$8.52	48,500
SECURITY OWNERSHIP OF
PRINCIPAL SHAREHOLDERS AND MANAGEMENT
The following table sets forth, as of May 20, 2010, information regarding the beneficial ownership of our common stock by
•	each shareholder known by us to be the beneficial owner of more than 5% of the stock,

•	each director and director nominee,

•	each executive officer in our summary compensation table,

•	all our current directors and officers as a group.

	Beneficial Ownership(1)
	Common
Names and Address(2)	Stock	Stock Options(3)	Total	Percentage

Richard M. Osborne(4)	2,487,972	—	2,487,972	41.0%
Thomas J. Smith	88,244	—	88,244	1.5%
James R. Smail(5)	32,550	—	32,550	*
Ian J. Abrams	9,698	—	9,517	*
Michael T. Victor(6)	5,800	—	5,800	*
Terence P. Coyne	4,050	—	4,050	*
W.E. ‘Gene’ Argo	1,275	—	1,275	*
Kevin J. Degenstein(7)	370	7,500	7,870	*
David C. Shipley(7)	118	—	118	*
Gregory J. Osborne	—	—	—	—
All directors and executive officers as a group (11 individuals)	2,644,154	7,500	2,651,654	43.6%

*	Less than 1%

(1)	Unless otherwise indicated, we believe that all persons named in the table have sole investment and voting power over the shares of stock owned.

(2)	Unless otherwise indicated, the address of each of the beneficial owners identified is c/o Energy, Inc., 1 First Avenue South, Great Falls, Montana 59401.

(3)	Shares of common stock the beneficial owners have the right to acquire through stock options that are or will become exercisable within 60 days.

(4)	Shares owned by Richard M. Osborne, Trustee.

(5)	Shares are held by J.R. Smail, Inc., an Ohio corporation of which Mr. Smail is chairman and sole shareholder.

(6)	Shares are held by Michael T. Victor Revocable Trust HDI U/A DTD 12/15/2000.

(7)	Shares of common stock are held in our 401(k) plan. Pursuant to the terms of the plan, each participant has the right to direct the voting of the shares held by the plan.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of our common stock, to file with the Securities and Exchange Commission (the SEC) initial reports of ownership and reports of changes in ownership of our common stock. Our officers, directors and greater than 10% shareholders are required by the SEC to furnish us with copies of all Section 16(a) forms they file. In 2009, Jed D. Henthorne, our vice president of administration, failed to timely file a Form 4 reporting a transfer out of our 401(k) plan and Kevin J. Degenstein, our president and chief operating officer, failed to timely file a Form 4 reporting a grant of stock options. All reports were subsequently filed. Based solely on review of copies of reports furnished to us or written representations that no reports were required, we believe that all other Section 16(a) filing requirements were met in the last fiscal year.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Our Acquisition of the Ohio Companies and Related Matters
On January 5, 2010, we expanded into Ohio and Western Pennsylvania by acquiring several utilities owned primarily by our chairman and chief executive officer, Richard Osborne. The acquisition was accomplished through two merger agreements reviewed and discussed by a special committee of our board of directors and approved by our board of directors. Through the acquisition, we acquired Lightning Pipeline Company, Inc. and Great Plains Natural Gas Company, which are the parent companies of Orwell Natural Gas Company and Northeast Ohio Natural Gas Corp. (NEO), Brainard Gas Corp. and Great Plains Land Development Co., LTD. (GPL).
Prior to the acquisition, Richard Osborne, as the sole trustee of the Richard M. Osborne Trust UTA dated January 13, 1995, owned 90.3% of Lightning Pipeline, 90.3% of Great Plains, 100% of Brainard and 100% of GPL. In addition, Mr. Smith, our chief financial officer, vice president and a director, owned 5% of Lightning Pipeline and 5% of Great Plains, and Rebecca Howell, our corporate secretary, owned less than 1% of Lightning Pipeline and Great Plains.

The aggregate purchase price for the acquired Ohio companies was $37.9 million, which consisted of approximately $20.8 million in debt of the acquired companies with the remainder of the purchase price paid in unregistered shares of common stock of Energy, Inc. In accordance with the merger agreements, on January 5, 2010, the shares of common stock of Lightning Pipeline, Great Plains and Brainard and the membership units of GPL were converted into the right to receive unregistered shares of common stock of Energy, Inc. in accordance with the following calculation:
The total number of shares the shareholders received equaled the total of $34,304,000 plus $3,565,339 (which was the number of additional active customers of the acquired Ohio companies in excess of 20,900 at closing (23,131-20,900=2,231) multiplied by $1,598.09), less $20,796,254 (which was the debt of the acquired Ohio companies at closing), divided by $10.
Based on this calculation, we issued a total of 1,707,308 shares. We issued Mr. Osborne, as trustee, 1,565,701 shares, Mr. Smith 73,244 shares and Ms. Howell 19,532 shares. Based solely on the closing price of our common stock of $10.19 on January 5, 2010, the date the acquisition closed, the value of these shares was approximately $17.4 million, and from those shares Mr. Osborne, Mr. Smith and Ms. Howell received shares valued at approximately $15.9 million, $746,000 and $199,000, respectively.
Upon closing of the acquisition, Mr. Osborne owned 2,487,972 shares, or 41.0% of Energy, Inc., Mr. Smith owned 86,744 shares, or 1.4% of Energy, Inc. and Ms. Howell owned 19,532 shares, or less than 1% of Energy, Inc.
For more information on the acquisition, please see our Form 8-K filed January 11, 2010.
Promissory Notes to Richard Osborne and the Osborne Trust. Prior to the acquisition, Richard Osborne as trustee of the Osborne Trust loaned $4.1 million to Lightning Pipeline evidenced by a demand promissory note dated December 1, 2008. Approximately $400,000 of principal was repaid prior to closing. In accordance with the merger agreement, approximately $1.7 million of the principal amount of the loan was converted into equity in Lightning Pipeline at closing. Thus, the original promissory note was cancelled and replaced with an amended and restated promissory note, dated January 3, 2010, in the principal amount of $2,051,969 (and approximately $295,000 of accrued interest from the original note). The amended and restated note bears interest at 6.0% per annum and matures on January 3, 2014. Interest on the note is payable monthly, but Lightning Pipeline may elect to accrue the interest until maturity. The principal is due at maturity. However, Mr. Osborne has the right to accelerate the note on 30 days written notice to Lightning Pipeline. Approximately $431,000 was repaid during the first quarter of 2010 by offsetting amounts owed to Orwell by Great Plains Exploration, LLC (GP Exploration), an Ohio limited liability company owned by the Osborne Trust, making the principal balance of the note as of March 31, 2010 approximately $1.7 million.
In addition, Brainard has an outstanding loan from Mr. Osborne personally in the principal amount of $49,361, which is evidenced by a demand cognovit note dated August 6, 2008. The note bears interest at the prime rate which is currently 3.35%. Principal and interest are due on demand with 10 days notice.

Also, Mr. Osborne guarantees the third party debt of Lightning Pipeline, Great Plains and Brainard and other companies owned or controlled by Mr. Osborne have pledged assets to secure that debt.
Leases, Sales and Operating Agreements of the Acquired Ohio Companies. Orwell, NEO and Brainard are parties to various agreements with companies owned or controlled by Richard Osborne. These agreements are:
     Lease Agreements. Orwell and NEO lease space in Mentor, Ohio under triple net lease agreements. Orwell has lease agreements with the Osborne Trust and Station Street Partners, LLC and OsAir, Inc., both of which are owned by the Osborne Trust. Richard Osborne is president and chief executive officer of OsAir. NEO has a lease agreement with OsAir. Each lease agreement was effective on July 1, 2008 and has a term of 15 years. Net rent for all four leased properties totals $156,000 per year subject to adjustment every five years for the consumer price index.
     Gas Sales Agreements. NEO, Orwell and Brainard each entered agreements with John D. Oil and Gas Marketing Company, LLC (JDOG Marketing) for the exclusive supply and delivery of locally-produced natural gas. The Osborne Trust owns approximately 86% of JDOG Marketing. These three agreements have current terms of 15 years that began July 1, 2008. Gas purchases for all three agreements totaled approximately $25.8 million in 2008, $7.2 million in 2009 and $1.3 million in the first quarter of 2010.
     Asset Management Agreements. NEO and Orwell each entered agreements dated January 4, 2010 with JDOG Marketing whereby JDOG Marketing manages supplies of natural gas that are purchased under the terms of the gas sales agreements discussed above. We are not required to make any payments under the asset management agreements.
     Appointment of Natural Gas Agent. Each of NEO, Orwell and Brainard appointed JDOG Marketing as its agent for procuring supplies of natural gas at a fee of $0.15 per dekatherm in an agreement dated January 4, 2010. The term of the agreement ends in 2023. Fees under the agreement totaled approximately $88,900 in 2009 and $122,400 in the first quarter of 2010.
     Natural Gas Transportation Agreements. Orwell and Brainard have an agreement with Orwell-Trumbull Pipeline Co., LLC for use of a natural gas transportation pipeline within Northeastern Ohio. Orwell’s utilization is on an exclusive basis whereas Brainard’s is for back-up purposes only and as needed. The price on the Orwell-Trumbull pipeline is a commodity rate of $0.95 per Mcf plus shrinkage. Transportation services for this agreement totaled approximately $313,000 for 2008, $390,000 for 2009 and $175,000 for the first quarter of 2010. Additionally, NEO, Orwell and Brainard have an agreement with COBRA Pipeline Co., Ltd. for use of a natural gas transportation pipeline in Northeastern Ohio. The price on the Cobra pipeline is a commodity rate of $0.50 per Mcf plus shrinkage. Additional treating fees may be applied at $0.25 per Mcf. Transportation services under this agreement were approximately $330,000 for 2008, $331,000 for 2009 and $189,000 for the first quarter of 2010. Each agreement has a term of 15 years beginning July 1, 2008. Orwell-Trumbull and Cobra are owned by the Osborne Trust.
     Pipeline Lease Agreement and Related Note Receivable. Orwell has a lease agreement with ONG Marketing, Inc. for utilization of pipelines in Trumbull, Geauga and Ashtabula counties in Ohio for the transportation of natural gas. Lease payments are $1,100 per month for 15 years beginning January 1, 2001. Orwell holds a corresponding note issued by ONG Marketing with a maturity date of December 31, 2016 and an annual interest rate of 7.0% evidencing $121,000 loaned to ONG Marketing to finance the acquisition of the pipelines. At March 31, 2010 the balance was $61,978 with $9,077 due within one year. ONG Marketing is owned by the Osborne Trust.
     Electronic Metering Service and Operation Agreements. Orwell, NEO and Brainard each have agreements with Cobra for the maintenance and operation of electronic metering points for the transportation of natural gas. Orwell also has an agreement with Orwell-Trumbull for the same purpose. Each of the four agreements has a term of three years from the date of the installation of the electronic metering equipment and thereafter for successive one year terms until terminated. Each agreement provides for the payment of $125 per location per month as a fee for the operating and general maintenance of the gas metering and communication equipment. Services provided under these agreements totaled approximately $21,250 in 2009 and $8,000 in the first quarter of 2010.
     All agreements described above were reviewed and discussed by a disinterested and independent special committee of our board of directors and approved by our board of directors prior to closing of the acquisition.

Other Related Party Transactions
Kykuit Resources. Through our subsidiaries Energy West Resources, Inc. and Energy West, Incorporated, Energy, Inc. owns a 19.8% interest in Kykuit Resources, LLC, a developer of oil, gas and mineral leases in which it holds ownership interests. Certain related persons also have interests in Kykuit.
•	Richard Osborne owns a 23.7% membership interest in Kykuit.
•	John D. Oil and Gas Company, a publicly-held oil and gas exploration company, is the managing member of Kykuit and owns 21.1% of the membership interests. Richard Osborne is the chairman of the board and chief executive officer of John D. Oil and Gas Company, our director Gregory Osborne is president, chief operating officer and a director of John D. Oil and Gas Company and our chief financial officer, vice president and director Mr. Smith is a director of John D. Oil and Gas Company.
Energy, Inc.’s investment in Kykuit was ratified by disinterested and independent directors Mr. Abrams and Mr. Argo as well as all other members of our board of directors.
Lease Agreement. On February 25, 2008, we entered a lease agreement, effective as of January 1, 2008, with OsAir to lease approximately 1,028 square feet of space located in Mentor, Ohio from OsAir. The lease has a term of three years with a monthly lease rate of $1,200. The lease was approved at a meeting of our board of directors by disinterested and independent director Mr. Argo as well as the other members of the board.
Parts and Equipment Supply Transactions. NEO, Orwell and Bangor Gas Company, LLC purchase parts and equipment for construction and maintenance of their distribution facilities from Big Oat’s Oil Field Supply Company, LLC, an Ohio limited liability company owned by the Osborne Trust. Purchases from this supply company totaled approximately $219,000 in 2009 and $165,000 in the first quarter of 2010. Also, Cobra provided equipment and materials to Orwell during the first quarter of 2010 for $83,000. These transactions were not approved in advance by our board of directors, but were subsequently reviewed, discussed and ratified at a meeting of our board by disinterested and independent directors as well as other members of our board.
Construction and Other Support Services. We provide construction and maintenance support to several companies owned and controlled by Richard Osborne. During 2008 and 2009, Orwell rendered services to Orwell-Trumbull in the amount of approximately $86,700 for construction of gas distribution lines for a hospital. Additionally, an employee of Energy West Resources renders services to various companies owned or controlled by Mr. Osborne for the construction or maintenance of gas gathering systems and other gas-related facilities. During 2009 and the first quarter of 2010 we charged companies affiliated with Mr. Osborne approximately $133,000 and $39,000 respectively for the services of this employee. During the first quarter of 2010, we also provided services to JDOG Marketing for which we charged approximately $49,000. Orwell-Trumbull provided administrative services to Orwell during the first quarter of 2010 for which we were charged approximately $39,000. During the first quarter of 2010, GP Exploration rendered services to Orwell in the amount of approximately $34,200 for the extension of a gas distribution line to a stadium. These transactions were not approved in advance by our board of directors, but were subsequently reviewed, discussed and ratified at a meeting of our board by disinterested and independent directors as well as other members of our board.
Payments by or on behalf of Richard Osborne’s Affiliates. Prior to the acquisition of the Ohio companies, Richard Osborne and companies owned or controlled by Mr. Osborne have provided funding to Orwell and NEO from time to time. Mr. Osborne and companies affiliated with Mr. Osborne advanced these companies approximately $204,000 in the first quarter of 2010. At March 31, 2010 there was no balance outstanding for these advances. In addition, Orwell, NEO and Brainard have made payments on behalf of companies owned or controlled by Mr. Osborne from time to time. These payments totaled approximately $1.1 million in the first quarter of 2010. At March 31, 2010 we had a receivable of approximately $434,000 relating to these payments. As of the date of this proxy statement, we have discontinued these transactions. These transactions were not approved in advance by our board of directors, but were subsequently reviewed, discussed and ratified at a meeting of our board by disinterested and independent directors as well as other members of our board.
Gregory Osborne, a director, is the son of Richard Osborne, our chairman of the board and chief executive officer.
Related Person Transaction Policy
We believe that the terms of the transactions and the agreements described above are on terms at least as favorable as those which we could have obtained from unrelated parties. In accordance with our written policy adopted by the board of directors, on-going and future transactions with related parties will be
•	on terms at least as favorable as those that we would be able to obtain from unrelated parties,
•	for bona fide business purposes, and
•	reviewed and approved by the audit committee or other independent directors in accordance with applicable law after full disclosure of the existence and nature of the conflicting interest in the related party transaction by the director involved in the transaction.

SHAREHOLDER PROPOSALS
A shareholder intending to present a proposal for inclusion in our proxy statement for our 2011 annual meeting of shareholders must deliver a proposal, in accordance with the requirements of our bylaws and Rule 14a-8 under the Exchange Act, to our secretary at our principal executive office no later than December 31, 2010. In addition to the applicable requirements of Rule 14a-8, a shareholder’s notice to the secretary must set forth as to each matter the shareholder proposes to bring before the meeting
•	a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting,

•	the name and record address of the shareholder proposing such business,

•	the class and number of shares of our common stock that are beneficially owned by the shareholder, and

•	any material interest of the shareholder in the business.
In order for a shareholder to present a proposal at our 2011 annual meeting of shareholders outside of a Rule 14a-8 proposal, a shareholder must deliver a proposal in accordance with the requirements of our bylaws to our secretary at our principal executive office no earlier than February 1, 2011, and no later than April 2, 2011. A shareholder’s notice to the secretary must set forth as to each matter the shareholder proposed to bring before the meeting:
•	a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting,

•	the name and record address of the shareholder proposing such business,

•	the class and number of shares of our common stock that are beneficially owned by the shareholder,

•	any material interest of the shareholder in the business, and

•	a representation that such shareholder intends to appear in person or by proxy at the annual meeting to nominate the person named in its notice.
OTHER MATTERS
Our board of directors is not aware of any other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote the shares they represent as the board of directors recommends.

We urge you to sign and return your proxy promptly to make certain your shares will be voted at the annual meeting. For your convenience, a return envelope is enclosed requiring no additional postage if mailed in the United States.
By Order of the Board of Directors,

Rebecca Howell
Corporate Secretary

Annex A
Agreement and Plan of Merger
     This Agreement and Plan of Merger (this “Agreement”), dated as of                     , 2010, is made by and between Energy, Inc., a Montana corporation, and Gas Natural Inc., a wholly-owned Ohio subsidiary of Energy, Inc. (“Gas Natural”).
     WHEREAS, Energy, Inc., as the sole shareholder of Gas Natural, desires to effect a merger of Energy, Inc. with and into Gas Natural (the “Merger”) pursuant to the provisions of the Montana Business Corporation Act (the “MBCA”) and the Ohio General Corporation Law (the “OGCL”); and
     WHEREAS, Energy, Inc. and Gas Natural intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended; and
     WHEREAS, the respective Boards of Directors of Energy, Inc. and Gas Natural have determined that the Merger is desirable and in the best interests of each corporation and that the Merger be consummated in accordance with the terms and subject to the conditions set forth in this Agreement. The sole shareholder and the Board of Directors of Gas Natural have adopted and approved this Agreement. The Board of Directors of Energy, Inc. has adopted and approved this Agreement and directed that it be submitted for approval by the shareholders of Energy, Inc.
     NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     Section 1. The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the provisions of the MBCA and the OGCL, at the Effective Time (as defined in Section 6 below), Energy, Inc. shall be merged with and into Gas Natural. Gas Natural shall be the surviving corporation and shall continue its corporate existence under the laws of the State of Ohio. At the Effective Time, the separate corporate existence of Energy, Inc. shall cease. Gas Natural, in its capacity as the corporation surviving in the Merger, is sometimes referred to in this Agreement as the “Surviving Corporation.”
     Section 2. Effect of the Merger. At the Effective Time, the Merger shall have the effects provided for in this Agreement and in Sections 35-1-817 and 35-1-819 of the MBCA and Section 1701.82 of the OGCL.
     Section 3. Articles of Incorporation and Code of Regulations. The Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation attached as Exhibit A to this Agreement (the “Articles of Incorporation”). The Code of Regulations of the Surviving Corporation shall be the Code of Regulations of Gas Natural attached as Exhibit B to this Agreement (the “Code of Regulations”).

     Section 4. Directors of the Surviving Corporation. At and after the Effective Time, and until changed in the manner provided in the Code of Regulations or the Articles of Incorporation of the Surviving Corporation or as otherwise provided by law, the number of directors of the Surviving Corporation shall be the same number of directors of Energy, Inc. in effect immediately prior to the Effective Time. At the Effective Time, each person who is a director of Energy, Inc. immediately prior to the Effective Time shall be a director of the Surviving Corporation. Each such person shall serve as a director of the Surviving Corporation for the balance of the term for which such person was elected a director of Energy, Inc. and until his or her successor is duly elected and qualified in the manner provided in the Code of Regulations or the Articles of Incorporation of the Surviving Corporation or as otherwise provided by law or until his or her earlier death, resignation or removal in the manner provided in the Code of Regulations or the Articles of Incorporation of the Surviving Corporation or as otherwise provided by law.
     Section 5. Officers of the Surviving Corporation. At the Effective Time, each person who is an officer of Energy, Inc. immediately prior to the Effective Time shall be an officer of the Surviving Corporation in accordance with the Code of Regulations of the Surviving Corporation holding the same office as such person held in Energy, Inc. immediately prior to the Effective Time.
     Section 6. Effective Time. The Merger shall become effective: (a) at the time of filing of the Articles of Merger with the Montana Secretary of State and the Certificate of Merger with the Ohio Secretary of State, or (b) at such later time as the parties shall have agreed upon and designated in the Articles of Merger and Certificate of Merger as the effective time of the Merger (the “Effective Time”).
     Section 7. Cancellation and Conversion of Shares. At the Effective Time, each common share, par value $0.15 per share, of Gas Natural issued and outstanding immediately prior to the Effective Time (the “Gas Natural Shares”) shall, by virtue of the Merger and without any action on the part of the holder of the Gas Natural Shares, be cancelled. Further, by virtue of the Merger and without any action on the part of the holders of the shares of Common Stock, par value $0.15 per share, of Energy, Inc. (the “Energy, Inc. Shares”), each Energy, Inc. Share issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable common share, par value $0.15 per share, of the Surviving Corporation (the “Surviving Corporation Shares”), and each fractional Energy, Inc. Share shall be converted into such fractional Surviving Corporation Share, which such Surviving Corporation Shares shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation.
     Section 8. Effect of Conversion. At and after the Effective Time, each share certificate which, immediately prior to the Effective Time, represented outstanding Energy, Inc. Shares (an “Energy, Inc. Certificate”) shall be deemed for all purposes to evidence ownership of, and to represent, the number of Surviving Corporation Shares into which the Energy, Inc. Shares represented by such Energy, Inc. Certificate immediately prior to the Effective Time have been converted pursuant to Section 7 of this Agreement. The registered owner of any Energy, Inc. Certificate outstanding immediately prior to the Effective Time, as such owner appears in the books and records of Energy, Inc. or its transfer agent immediately prior to the Effective Time, shall, until such Energy, Inc. Certificate is surrendered for transfer or exchange, have and be entitled to exercise any voting and other rights with respect to and to receive any dividends or other distributions on the Surviving Corporation Shares into which the Energy, Inc. Shares represented by any such Energy, Inc. Certificate have been converted pursuant to Section 7 of this Agreement.
     Section 9. Exchange of Certificates. Each holder of an Energy, Inc. Certificate may, but shall not be required to, surrender such Energy, Inc. Certificate to the Surviving Corporation or its transfer agent for cancellation after the Effective Time, and upon such surrender, shall be entitled to receive from the Surviving Corporation or its transfer agent a certificate (a “Surviving Corporation Certificate”) representing the number of Surviving Corporation Shares into which the Energy, Inc. Shares represented by such Energy, Inc. Certificate have been converted pursuant to Section 7 of this Agreement. If any such Surviving Corporation Certificate is to be issued in a name other than that in which the Energy, Inc. Certificate surrendered for exchange is registered, it shall be a condition of such exchange that the Energy, Inc. Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall either pay any transfer or other taxes required by reason of the issuance of the Surviving Corporation Certificate in a name other than that of the registered holder of the Energy, Inc. Certificate surrendered or establish to the satisfaction of the Surviving Corporation or its transfer agent that such tax has been paid or is not applicable.
     Section 10. Stock Plans and Option Agreements.
          (a) Continuation. As of the Effective Time, the Surviving Corporation shall automatically assume the Stock Plans (as defined in Section 10(b) of this Agreement) and all liabilities of Energy, Inc. under the Stock Plans and Option Agreements (as defined in Section 10(c) of this Agreement), including the outstanding options granted or awarded pursuant thereto. Each option to purchase Energy, Inc. Shares granted under an Option Agreement that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder of any such option, be converted into and become an option to purchase the same number of Surviving Corporation Shares as the number of Energy, Inc. Shares that were subject to such option immediately prior to the Effective Time at the same option price per share and upon the same terms and subject to the same conditions as are in effect at the Effective Time. The Surviving Corporation shall reserve for purposes of the 2002 Stock Option Plan a number of Surviving Corporation Shares equal to the number of Energy, Inc. Shares reserved by Energy, Inc. for issuance under the Stock Plans as of the Effective Time.
          (b) “Stock Plans” Defined. For the purposes of this Agreement, “Stock Plans” means:
(i)	the 2002 Stock Option Plan;

(ii)	the Energy, Inc. Employee Stock Ownership Plan Trust Agreement;

(iii)	Energy, Inc.’s 401(k) Defined Contribution Plan;

(iv)	Energy, Inc.’s Dividend Reinvestment Plan;

(v)	the Energy, Inc. Senior Management Incentive Plan; and

(vi)	the Amended and Restated Energy, Inc., Incorporated Deferred Compensation Plan for Directors.
          (c) “Option Agreements” Defined. For the purposes of this Agreement, “Option Agreements” means each stock option agreement and/or similar agreement entered into pursuant to the 2002 Stock Option Plan and each outstanding option granted thereunder.
     Section 11. Approvals. The obligations of the parties to consummate the Merger shall be subject to the following approvals occurring prior to the Effective Time:
          (a) approval by the shareholders of Energy, Inc. at the 2010 Annual Meeting of shareholders; and
          (b) approval by any and all utility commissions, public service commissions or other state or federal regulatory agencies whose prior approval is required by applicable law.
     Section 12. Dissenters’ Rights. Shareholders of Energy, Inc. who dissent from the Merger pursuant to Sections 35-1-826 through 35-1-839 of the MBCA may be entitled, if they comply with the provisions of the MBCA regarding the rights of dissenting shareholders, to be paid the fair value of their Energy, Inc. Shares if the Merger is effectuated.
     Section 13. Filing of Merger Documents. Prior to the Effective Time, Gas Natural shall file a certificate of merger with the Ohio Secretary of State and Energy, Inc. shall file articles of merger with the Montana Secretary of State.
     Section 14. Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to and possession of any property or right of Energy, Inc. acquired or to be acquired by reason of, or as a result of, the Merger, or to otherwise to carry out the purposes of this Agreement, then:
          (a) Energy, Inc. and its proper officers and directors shall be deemed to have granted hereby to the Surviving Corporation an irrevocable limited power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary and proper to vest, perfect or confirm title to and the possession of such property or other rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and
          (b) the proper officers and directors of the Surviving Corporation are hereby fully authorized in the name of Energy, Inc. to take any and all such action.
     Section 15. Amendment. Subject to applicable law, this Agreement may be amended, modified or supplemented by written agreement of Energy, Inc. and Gas Natural, after authorization of such action by their respective Boards of Directors, at any time prior to the

Effective Time, except that after the approval contemplated by Section 11(a) of this Agreement, no amendment shall alter or change:
          (a) the amount or kind of shares to be received in the Merger by the holders of shares of either Energy, Inc. or Gas Natural;
          (b) any term of the Articles of Incorporation or the Code of Regulations of Gas Natural; or
          (c) any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of shares of either Energy, Inc. or Gas Natural.
     Section 16. Abandonment. At any time prior to the Effective Time, the Board of Directors of either Energy, Inc. or Gas Natural, or both, may terminate this Agreement notwithstanding approval of this Agreement by the sole shareholder of Gas Natural or the shareholders of Energy, Inc. (or both such approvals).
     Section 17. Miscellaneous.
          (a) Counterparts. This Agreement may be executed in any number of counterparts, including by facsimile or electronic signature included in an Adobe PDF file, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement shall become effective when counterparts have been signed by each party and delivered to the other parties, it being understood that the parties need not sign the same counterpart.
          (b) Captions. The captions contained in this Agreement are for convenience of reference only, do not form a substantive part of this Agreement and shall not restrict or enlarge any substantive provision of this Agreement.
          (c) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws, and not the conflicts laws, of the State of Ohio.
          (d) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto.
          (e) Other Instruments. The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.
<Remainder of this Page Intentionally Left Blank>

     IN WITNESS WHEREOF, this Agreement has been duly executed by each of the parties hereto as of the day and year first set forth above.

ENERGY, INC.

By:
Its:

GAS NATURAL INC.

By:
Its:

Annex B
ARTICLES OF INCORPORATION
OF
GAS NATURAL INC.
ARTICLE I
NAME
     The name of the Corporation shall be Gas Natural Inc.
ARTICLE II
PLACE
     The principal office of the Corporation shall be located in the City of Mentor, in Lake County, Ohio.
ARTICLE III
PURPOSE
     3.1 The Corporation is formed for the purpose of:
          (a) serving as a holding company for business entities that, directly or indirectly, engage in the distribution of natural gas as regulated utilities and any and all other business activities related to natural gas, whether regulated or non-regulated;
          (b) doing each and every thing necessary, proper or convenient for the accomplishment of any such purposes; and
          (c) engaging in any and all other lawful acts or activities for which corporations may be formed under Section 1701.01 to Section 1701.98, inclusive, of the Ohio Revised Code.
     3.2 Each purpose identified in this Article shall be deemed to be independent of all other purposes, and shall not be limited or restricted by any other clause or paragraph of these Articles of Incorporation.
     3.3 The Corporation reserves the right at any time and from time to time to change its purposes in any manner that is permitted by statute or that has been authorized or approved by these Articles of Incorporation, if applicable. A properly approved or authorized change of purpose shall be binding and conclusive upon every shareholder of the Corporation, including shareholders who vote against the change. No shareholder shall be entitled to payment of the fair cash value of his shares due to a change in purpose of the Corporation.

ARTICLE IV
SHARE STRUCTURE
     The total authorized number of shares of this Corporation is 16,500,000, of which 15,000,000 shall be shares of Common Stock of the par value of $0.15 each and of which 1,500,000 shall be shares of preferred stock of the par value of $0.15 each. The shares of Preferred Stock may be issued from time to time by the Board of Directors in one or more series with such designations, relative rights, preferences, limitations, dividend rates, redemption process, liquidation prices, conversion rights, sinking or purchase fund rights, and other provisions as the Board of Directors may establish, fix and determine. The holders of shares of Common Stock shall have one vote for each share of Common Stock held on each matter submitted to the holders of shares of Common Stock.
ARTICLE V
ELECTION OF DIRECTORS
     At all elections of directors, the candidates receiving the greatest number of votes shall be elected. No shareholder shall have the right to vote cumulatively in any election of directors of the Corporation.
ARTICLE VI
INDEMNIFICATION
     6.1 Right to Indemnification.
          (a) Non-derivative Actions and Certain Other Actions. To the maximum extent permitted under Title 17 of the Ohio Revised Code as it presently exists or may be amended in the future, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts actually and reasonably incurred by such person in connection with the defense or settlement of such action, suit or proceeding, so long as:
          (i) such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; and
          (ii) with respect to any criminal action or proceeding, such person had no reasonable cause to believe such person’s conduct was unlawful.
          (b) Derivative Actions and Certain Other Actions. To the maximum extent permitted under Title 17 of the Ohio Revised Code as it presently exists or may be amended in the future, the Corporation shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that such person is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee, member, manager, or agent of another Corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any of the following:
          (i) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;
          (ii) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.
          (c) Successful Defense of Suit. The Corporation shall indemnify any director, officer, employee or agent who has been successful on the merits or otherwise in defense of any action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses (including attorney’s fees) actually and reasonably incurred, without the necessity of an independent determination that such director, officer, employee or agent met any appropriate standard of conduct.
     6.2 Advancing Expenses.
          (a) Opt-out. The provisions of §1701.13(E)(5)(a) of the Ohio Revised Code shall not apply to the Corporation.
          (b) Directors and Officers — Undertaking to Repay. To the maximum extent permitted under Title 17 of the Ohio Revised Code as it presently exists or may be amended in the future, expenses, including attorney’s fees, incurred by a director or officer of the Corporation in defending any action, suit, or proceeding referred to in Section 6.1(a) or (b) shall be paid by the Corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay such amounts if it ultimately is determined that such person is not entitled to be indemnified by the Corporation.
          (c) Certain Actions Against Officers Excluded. Notwithstanding the provisions of Section 6.2(b), the Corporation is not required to advance expenses to an officer with respect to any action, suit or proceeding brought by the Corporation on its own behalf.

     6.3 Nonexclusivity. The rights of indemnification granted pursuant to this Article shall not be exclusive of other indemnification rights, if any, granted to such person and shall inure to the benefit of the heirs and legal representatives of such person.
     6.4 Effect of Amendment, Repeal or Termination. No repeal of or restrictive amendment of this Article and no repeal, restrictive amendment or termination of effectiveness of any law authorizing this Article shall apply to or affect adversely any right or protection of any person for or with respect to any acts or omissions of such person occurring prior to such repeal, restrictive amendment or termination of effectiveness.
     6.5 Prior Acts or Omissions. The indemnification and advancement of expenses provided by this Article shall apply with respect to acts or omissions occurring prior to the adoption hereof to the fullest extent permitted by law.
     6.6 Severability. In the event that any of the provisions of this Article are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions hereof are severable and shall remain enforceable to the fullest extent permitted by law.
     6.7 Prior Service. The indemnification provided for in this Article shall continue as to any person who has ceased to be a director, officer, employee or agent of the Corporation, and shall inure to the benefit of the heirs, executors, and administrators of such person.
ARTICLE VII
PRE-EMPTIVE RIGHTS
     Except as otherwise expressly provided herein, no shareholder of the Corporation shall by reason of holding shares of any class have any pre-emptive or preferential right to purchase or subscribe for any share of any series or class of the Corporation, now or hereafter authorized, or any note, debenture, bond or other security convertible into or carrying options or warrants to purchase shares of any class, now or hereafter authorized; provided, however, that the Board of Directors may, in its discretion, grant such preferential subscription rights at such price and upon such other terms and conditions as it may determine from time to time.
ARTICLE VIII
VOTE REQUIREMENTS
     8.1 Shareholder Action. Except as otherwise provided by the Ohio Revised Code or by Section 8.2 of this Article, the Corporation may take an action if, at any annual or special meeting at which a quorum is present and such action is properly brought before the shareholders, the votes cast in favor of such action exceed the votes cast against such action.
     8.2 Elimination of Supermajority Requirements. The Corporation may take an action upon the affirmative vote of the holders of shares representing a majority of the voting power of the Corporation wherever the General Corporation Law of the State of Ohio (a) requires the affirmative vote of the holders of shares representing a stated percentage of the voting power for such action, which percentage is greater than a majority, but (b) allows the Corporation to provide, in its articles of incorporation or code of regulations, that such action may be taken upon the affirmative vote of the holders of shares representing a lesser percentage than the percentage stated in the statute.
ARTICLE IX
TREASURY STOCK
     The Corporation may from time to time purchase, repurchase, redeem or otherwise acquire shares of any class or series of the Corporation’s stock or any other securities or obligations of the Corporation in the open market, at private or public sale or in any other manner, upon such terms and in such amounts as the Board of Directors shall determine, subject, however, to any provisions, limitations and restrictions relating to such purchase or acquisition as are contained in the express terms of either the shares being acquired or any other securities of the Corporation outstanding at the time of any such purchase or acquisition. Such purchases, repurchases, redemptions and other acquisitions need not be made on a pro rata basis or by lot. The Board of Directors shall be entitled to take any of the foregoing actions in its sole discretion and without action by the shareholders, and this Article IX shall be construed to provide the Board of Directors with the maximum authority permitted by the Ohio Revised Code with respect to the purchase, repurchase, redemption or other acquisition of shares of any class or series of the Corporation’s stock or any other securities or obligations of the Corporation.
ARTICLE X
AMENDMENT OF REGULATIONS
     10.1 By the Shareholders. The Code of Regulations of the Corporation may be altered, amended or repealed, and new regulations may be adopted, by the vote or written consent of shareholders entitled to exercise a majority of the voting power of the Corporation; provided that such Regulations as adopted or amended are not in conflict with applicable law.
     10.2 By the Directors. The Code of Regulations may also be altered, amended or repealed, and new regulations may be adopted, by the vote or the written consent of the Board of Directors, provided that no provision of these Articles of Incorporation or the Code of Regulations may (a) divest shareholders of the power, or limit the shareholders’ power, to adopt, amend or repeal the Code of Regulations, or (b) otherwise conflict with applicable law.
ARTICLE XI
DURATION
     The term of existence of the Corporation shall be perpetual.

Signed this day of , 2010.	1600 CNB Corp, Incorporator

By:
Its:

APPOINTMENT OF AGENT
     The undersigned, being the sole incorporator of Gas Natural Inc., hereby appoints 1600 CNB Corp., an Ohio corporation, as its statutory agent, upon whom any process, notice or demand required or permitted by statute to be served upon the Corporation may be served. Its complete address is: 20th Floor, One Cleveland Center, 1375 East Ninth Street, Cleveland, Cuyahoga County, Ohio 44114.

Signed this __ day of _______, 2010.

1600 CNB Corp.,
Incorporator

By:
Its:

* * * * * * *
Cleveland, Ohio
                    , 2010
     The undersigned, 1600 CNB Corp., named herein as the statutory agent for Gas Natural Inc. hereby acknowledges and accepts the appointment of statutory agent for said entity.

1600 CNB Corp.

By:
Its:

Annex C
Gas Natural Inc.
(The “Corporation”)
Code of Regulations
Article One
Office
     1.01 Principal Office. The principal office of the Corporation shall be located in Mentor, Ohio, or such other location as may be designated from time to time by the board of directors (the “Board”).
     1.02 Other Offices. The Corporation may also have an office or offices at such other places either within or without the State of Ohio as the Board may from time to time determine, or the business of the Corporation may require.
Article Two
Shareholders
     2.01 Place of Meetings. Meetings of shareholders shall be held at any place within or without the State of Ohio fixed by the Board from time to time. In the absence of such designation, shareholders’ meetings shall be held at the principal office of the Corporation. The shareholders may participate in such meeting by telephone or by any other means by which the participants can reasonably understand one another. A shareholder who participates in a meeting in this manner shall be deemed to be present at such meeting for all purposes.
     2.02 Annual Meetings. The annual meeting of shareholders for the election of directors and the consideration of reports to be laid before such meeting, and the transaction of any business that may be properly transacted by the shareholders, shall be held in the month of June each year or such other time as the Board may designate from time to time.
     2.03 Persons Entitled to Call Special Meetings. Special meetings of the shareholders may be called at any time by any of the following:
          (a) the Chairman of the Board;
          (b) the President;
          (c) the Vice President entitled to exercise the President’s authority in case of the latter’s absence, death or disability;
          (d) the Board by action at a meeting; or

          (e) persons holding ten percent (10%) of the outstanding shares of voting stock of the Corporation.
     2.04 Notice of Meetings.
               (a) Written notice stating the time, place and purpose of a meeting of the shareholders shall be delivered personally or mailed not less than ten (10) nor more than sixty (60) days before the date of the meeting to each shareholder of record entitled to vote on the matters to be acted on at the meeting, by or at the direction of the President or the Secretary. If mailed, such notice shall be addressed to the shareholder at his address as it appears on the records of the Corporation.
               (b) Upon request in writing delivered either in person or by registered mail to the President or the Secretary by any persons entitled to call a meeting of shareholders, such officer shall cause notice of the meeting to be given to the shareholders entitled to vote on the matters to be acted on at the meeting. The meeting shall be held on a date not less than ten (10) nor more than sixty (60) days after the receipt of such request, as such officer may fix, unless such request was with respect to a special meeting requested in accordance with Section 2.03 hereof, in which case the President or Secretary shall fix a meeting date of not less than ten (10) days after receipt of the request. If such notice is not given within fifteen (15) days after the delivery or mailing of such request, the persons calling the meeting may fix the time of meeting and give notice thereof as provided in subsection (a) of this section, or cause such notice to be given by any designated representative.
     2.05 Notice of Adjourned Meeting. When a shareholders’ meeting is adjourned for thirty (30) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. When a meeting is adjourned for less than thirty (30) days, it is not necessary to give any notice of the time and place of the adjourned meeting or of the business to be transacted thereafter other than announcement at the meeting at which the adjournment is taken.
     2.06 Waiver of Notice. Notice of the time, place and purposes of any meeting of shareholders as required by law, the Articles of Incorporation (the “Articles”) or this Code of Regulations (these “Regulations”), may be waived in writing, either before or after the holding of such meeting, by any shareholder, which writing shall be filed with or entered upon the records of the meeting. The attendance of any shareholder at any such meeting without protesting, prior to or at the commencement of the meeting, the lack of proper notice shall be deemed to be a waiver by such shareholder of notice of such meeting.
     2.07 Quorum and Vote of Shareholders. Unless otherwise required by law, the Articles or these Regulations, a majority of the outstanding shares entitled to vote on the matters to be acted on, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders. If a quorum is present, then shareholder authorization of any action (other than the election of directors) requires that shares voted in favor of the action exceed shares voted against the action, unless the vote of a greater number or voting by classes on the matter being voted upon is required by law, the Articles or these Regulations. The Corporation shall not, directly or indirectly, vote any shares issued by it and thereafter acquired and owned by it and not retired, and such shares shall not be considered issued and outstanding in computing the number of shares entitled to vote at any meeting of shareholders. The holders of any shares not entitled to vote on the matters to be acted on at a meeting shall not vote any such shares, and such shares shall not be considered issued and outstanding in computing the number of shares entitled to vote at any meeting of shareholders.
     2.08 Adjournment. Whether or not a quorum exists, any meeting of shareholders may be adjourned from time to time if the number of shares voted in favor of adjourning exceed the number of shares voted against adjourning. When any determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this Article, such determination shall apply to any adjournment thereof.
     2.09 Date for Record of Shareholders. For the purposes of taking a record of the shareholders entitled to notice of or to vote at any meeting of the shareholders, or shareholders entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the Board may fix in advance a date as the record date for any such record of shareholders. Such date may not be earlier than the date on which it is fixed and in any case may not be more than seventy (70) days prior to the date on which the particular action requiring such determination of shareholders is to be taken.
     2.10 Date of Notice or Resolution for Determination of Shareholders. If the share transfer books are not closed and no record date is fixed for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders, or shareholders entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Board declaring such dividend is adopted, as the case may be, shall be the record date for such determination of shareholders.
     2.11 Record of Shareholders. The officer or agent having charge of the transfer book for shares of the Corporation shall make, at least ten (10) days before each meeting of shareholders, a complete record of shareholders listing the shareholders entitled to vote at such meeting, arranged in alphabetical order, with the address of and the number of shares held by each, which list, for a period of ten (10) days prior to such meeting, shall be kept on file at the principal office of the Corporation and shall be subject to inspection by any shareholder at any time during usual business hours. Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any shareholder during the whole time of the meeting. The original share ledger or transfer book, or a duplicate thereof kept in this state, shall be prima facie evidence as to who are the shareholders entitled to examine such list or share ledger or transfer book or to vote at any meeting of shareholders.
     2.12 Proxies. A shareholder who is entitled to vote on any matter to be acted on at a meeting may vote either in person or by proxy executed in writing by the shareholder or by his duly authorized attorney-in-fact filed with the Secretary of the Corporation. Holders of the proxies need not be shareholders. Unless the writing appointing a proxy otherwise provides, the presence at a meeting of the person having appointed a proxy shall not operate to revoke such appointment. Notice to the Corporation, in writing or by oral declaration of the shareholder at an open meeting, of the revocation of a proxy shall prospectively revoke the proxy but shall not affect any vote or act previously taken. No proxy shall be valid after eleven (11) months from the date of its execution unless otherwise provided in the proxy.
     2.13 Appointment of Inspectors of Elections. In advance of any meeting of shareholders, the Board may appoint one or more inspectors of elections to act at such meeting or any adjournment thereof. If inspectors of elections are not so appointed, then the chairman of any such meeting may, and on the request of any shareholder or his proxy shall, make such appointment at the meeting. No person who is a candidate for office shall act as an inspector. In case any person appointed as an inspector fails to appear or fails or refuses to act, the vacancy may be filled by appointment made by the Board in advance of the convening of the meeting, or at the meeting by the person or officer acting as chairman.
     2.14 Duties of Inspectors. The inspectors of elections shall:
          (a) determine the number of shares outstanding and the voting rights of each, the shares represented at the meeting, the existence of a quorum, and the authenticity, validity and effect of proxies, ballots, consents, waivers or releases;
          (b) hear and determine all challenges and questions in any way arising in connection with the vote;
          (c) count and tabulate all votes, ballots, consents, waivers or releases;
          (d) determine and announce the result;
          (e) perform such other acts as may be proper to conduct the election or vote with fairness to all shareholders;
          (f) perform their duties impartially, in good faith, to the best of their ability, and as expeditiously as is practical; and
          (g) on request of the chairman of the meeting, or of any shareholder or his proxy, the inspectors shall make a report in writing of any challenge or question or matter determined by them, and execute a certificate of any fact found by them.
     2.15 Conduct of Meeting. Meetings of shareholders shall be presided over by the Chairman of the Board, if any, or, if he is not present (or, if there is none), by the President, or, if he is not present, by a Vice President, or, if he is not present, by such person who may have been chosen by the Board. The Secretary of the Corporation, or, if such officer is not present, an Assistant Secretary, or, if such officer is not present, such person as may be chosen by the Board, shall act as secretary of the meetings of shareholders.
     2.16 Action without Meeting. Any action required by the Ohio Revised Code to be taken at a meeting of the shareholders, or any other action which may be taken at a meeting of the shareholders, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the shareholders entitled to vote at a meeting for such purpose and filed with the Secretary of the Corporation.
     2.17 Advance Notification of Business to be Transacted at Annual Meetings.
          (a) Certain Procedures Required. No business may be transacted at an annual meeting of shareholders, other than business that is either:
(i)	specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board (or any duly authorized committee thereof),

(ii)	otherwise properly brought before the annual meeting by or at the direction of the Board (or any duly authorized committee thereof), or

(iii)	otherwise properly brought before the annual meeting by any shareholder of the Corporation:
(A)	who is a shareholder of record on the date of the giving of the notice by such shareholder as provided for in this Section 2.17 and on the record date for the determination of shareholders entitled to vote at such annual meeting; and

(B)	who complies with the notice procedures set forth in this Section 2.17.
     (b) Time of Notice. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a shareholder, such shareholder must have given timely notice thereof in proper written form to the secretary of the Corporation. To be timely, the notice must be delivered to or mailed and received at the Corporation’s principal executive offices no earlier than the date that is one hundred and twenty (120) calendar days prior to the date of the previous year’s annual meeting, and no later than sixty (60) days prior to the date of the previous year’s annual meeting. However, if the Corporation did not hold an annual meeting the previous year, or if the date of the upcoming annual meeting has been changed by more than thirty (30) days from the date of the previous year’s meeting, then the shareholder’s notice to the secretary pursuant to this section shall be timely if given no later than ten (10) calendar days following the first date upon which public disclosure of the date of such annual meeting is made.
     (c) Form of Notice. To be in proper written form, a shareholder’s notice to the secretary must set forth as to each matter such shareholder proposes to bring before the annual meeting:
(i)	a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting,

(ii)	the name and record address of such shareholder,

(iii)	the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such shareholder,

(iv)	a description of all arrangements or understandings between such shareholder and any other person or persons (including their names) in connection with the proposal of such business by such shareholder and any material interest of such shareholder in such business, and

(v)	a representation that such shareholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.
     (d) Compliance; Defective Notice. No business shall be conducted at the annual meeting of shareholders, except business brought before the annual meeting in accordance with the procedures set forth in this Section 2.17; provided, however, that once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 2.17 shall be deemed to preclude discussion by any shareholder of any such business. If the chairman of an annual meeting determines that business was not properly brought before the annual meeting in accordance with the foregoing procedures, the chairman shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted.
     2.18 Nomination of Directors.
     (a) Nomination. Nominations of persons for election to the Board may be made at any annual meeting of shareholders:
(i)	by or at the direction of the Board (or any duly authorized committee thereof); or

(ii)	by any shareholder of the Corporation:
(A)	who is a shareholder of record on the date of the giving of the notice provided for in this Section and on the record date for the determination of shareholders entitled to vote at such annual meeting and

(B)	who complies with the notice procedures set forth in this Section.
     (b) Delivery of Notice. In addition to any other applicable requirements, for a nomination to be made by a shareholder, such shareholder must have given timely notice thereof in proper written form to the secretary of the Corporation. To be timely, a shareholder’s notice to the secretary pursuant to this Section 2.18 must be delivered to or mailed and received at the principal executive offices of the Corporation pursuant to the requirements for timely delivery specified in Section 2.17(b) to the secretary of the Corporation by a shareholder seeking to bring business before the annual meeting.
     (c) Form of Notice. To be in proper written form, a shareholder’s notice to the secretary must set forth:
(i)	as to each person whom the shareholder proposes to nominate for election as a director:
(A)	the name, age, business address and residence address of the person,

(B)	the principal occupation or employment of the person,

(C)	the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by the person and

(D)	any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended from time to time, and Rule 14 the rules and regulations promulgated thereunder (the “Exchange Act”); and
(ii)	as to the shareholder giving the notice:
(A)	the name and record address of such shareholder,

(B)	the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such shareholder,

(C)	a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such shareholder,

(D)	a representation that such shareholder intends to appear in person or by proxy at the annual meeting to nominate the persons named in its notice and

(E)	any other information relating to such shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act.
     (d) Consent of Nominee. The notice must be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected.
     (e) Failure to Follow Nomination Procedures. No person nominated by a shareholder of the Corporation shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 2.18. If the chairman of the annual meeting determines that a nomination was not made in accordance with the foregoing procedures, the chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.
Article Three
Directors
     3.01 Powers. The business and affairs of the Corporation and all corporate authority and powers shall be exercised by or under authority of the Board, subject to limitations imposed by the Ohio Revised Code, the Articles, or these Regulations as to action which requires authorization or approval by the shareholders.
     3.02 Number of Directors. The number of directors of the Corporation shall be established by resolution of the Board, except that the number shall be not less than five (5) members and no more than nine (9) members. The Board from time to time may in its discretion appoint one of its number as Chairman of the Board.
     3.03 Election; Resignation; Removal; Vacancies. At each annual meeting, the shareholders will elect directors each of whom will hold office for a term of one year or until his successor is elected and qualified. Any director may resign at any time upon written notice to the Corporation. Any director or the entire Board may be removed with or without cause by the vote of the holders of a majority of the shares then entitled to vote in the election of directors. Any newly created directorship or any vacancy occurring in the Board for any cause may be filled by vote of a majority of the remaining members of the Board, although such majority be less than a quorum, or by a plurality of the votes cast at a meeting of shareholders, and each director so elected will hold office until the expiration of the term of office of the director whom he has replaced or until his or her successor is elected and qualified.
     3.04 Compensation. The Board, by the affirmative vote of a majority of the directors then in office, and irrespective of any personal interest of any of its members, shall have authority to establish the compensation of all directors for services to the Corporation as directors, officers or otherwise. Such compensation may include pensions, disability benefits and death benefits.
     3.05 Place of Meetings. All meetings of the Board shall be held at the principal office of the Corporation or at such place within or without the State of Ohio as may be designated from time to time by a majority of the directors, or as may be designated in the notice calling the meeting. The directors may participate in such meetings by telephone, or by any other means by which the participants can reasonably understand one another. A director who participates in a meeting in such manner shall be deemed to be present as such meeting for all purposes.
     3.06 Regular Meetings. Regular meetings of the Board of the Corporation shall be held, without call or notice, immediately following each annual meeting of the shareholders of the Corporation, and at such other times as the directors may determine.
     3.07 Call of Special Meetings. Special meetings of the Board of the Corporation may be called by:
          (a) the Chairman of the Board or
          (b) any two (2) directors or not less than one-third of the number of directors then constituting the Board, whichever is greater.
     3.08 Notice of Special Meeting. Written notice of the time, place and purpose of special meetings of the Board shall be given to each director at least forty-eight (48) hours before the meeting.
     3.09 Validation of Meeting Defectively Called or Noticed. The transactions of any meeting of the Board, however called and noticed or wherever held, are as valid as though had at a meeting duly held after regular call and notice, if a quorum is present and if, either before or after the meeting, each of the directors not present signs a waiver of notice. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting. Attendance of a director at any meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.
     3.10 Quorum. A majority of the number of directors constitutes a quorum of the Board for the transaction of business.
     3.11 Majority Action. Every act or decision done or made by a majority of the directors present at any meeting duly held at which a quorum is present is the act of the Board. Each director who is present at a meeting will be conclusively presumed to have assented to the action taken at such meeting unless his dissent to the action is made known to the Secretary of the Corporation at the meeting, or, where he is absent from the meeting, his written objection to such action is promptly filed with the Secretary of the Corporation upon learning of the action. Such right to dissent shall not apply to a director who voted in favor of such action.
     3.12 Action by Consent of Board Without Meeting. Any action required by the Ohio Revised Code to be taken at a meeting of the Board, or any other action which may be taken at a meeting of the Board may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the directors entitled to vote with respect to the subject matter thereof, or by all the members of such committee, as the case may be, and filed with the Secretary of the Corporation.

     3.13 Adjournment. In the absence of a quorum, a majority of the directors present may adjourn from time to time.
     3.14 Conduct of Meetings. At every meeting of the Board, the Chairman of the Board, if there shall be such, and if not, a chairman chosen by a majority of the directors present, shall preside. The Secretary of the Corporation shall act as secretary of the meetings of the Board. In case the Secretary shall be absent from any meeting, the chairman may appoint any person to act as secretary of the meeting.
     3.15 Committees. The Board may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members of the committee present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by law and to the extent provided in the resolution of the Board, will have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation.
     3.16 Committee Rules. Unless the Board otherwise provides, each committee designated by the Board may make, alter and repeal rules for the conduct of its business. In the absence of such rules each committee will conduct its business in the same manner as the Board conducts its business pursuant to this Article Three.
Article Four
Officers
     4.01 Number and Titles. The Board shall appoint a President, a Secretary and a Treasurer. The Corporation may also have, at the discretion of the Board, a Chairman of the Board, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, one or more Vice Presidents, an Assistant Secretary, an Assistant Treasurer and such other officers and assistant officers as may be appointed by the Board. One person may hold two or more offices, except no one person shall hold the office of President and Secretary.
     4.02 Subordinate Officers. The Board may appoint such other officers or agents as it may deem necessary, each of whom shall hold office for such period, have such authority and perform such duties in the management of the property and affairs of the Corporation, as may be provided in these Regulations or as may be determined by resolution of the Board not inconsistent herewith. The Board may delegate to any officer or committee the power to appoint any such subordinate officers, committees or agents, to specify their duties and to determine their compensation.

     4.03 Removal and Resignation. Any officer or agent may be removed by the Board acting in accordance with Section 3.11 or 3.12; provided, however, that such removal shall be without prejudice to the contractual rights, if any, of the person so removed. Any officer may resign at any time by giving written notice to the Board or to the President or Secretary of the Corporation, without prejudice to the restrictive covenants, if any, of the person resigning.
     4.04 Vacancies. If any office becomes vacant by reason of death, resignation, removal of the officer or otherwise, the Board may appoint a successor to such office.
     4.05 Chairman of the Board. The Chairman of the Board (the “Chairman”), who must be a member of the Board and elected by the Board, shall, if present, preside at all meetings of the Board and have such other powers and perform such other duties as may be prescribed by the Board.
     4.06 Chief Executive Officer. Subject to the control of the Board and the Chairman, the Chief Executive Officer, who must be elected by the Board, shall have general supervision, direction and control of the business and other officers of the Corporation, including but not limited to the general powers and duties of management usually vested in the office of chief executive officer of a corporation and such other powers and duties as may be prescribed by the Board, the Chairman or these Regulations.
     4.07 President. Subject to the control of the Board, the Chairman and the Chief Executive Officer, the President, who must be elected by the Board, shall have the general powers and duties of management usually vested in the office of president of a corporation, as well as such other powers and duties as may be prescribed by the Board, the Chairman, the Chief Executive Officer or these Regulations.
     4.08 Treasurer. Subject to the control of the Board, the Chairman and the Chief Executive Officer, the Treasurer shall have the general powers and duties of management usually vested in the office of treasurer of a corporation, as well as such other powers and duties as may be prescribed by the Board, the Chairman, the Chief Executive Officer or these Regulations. Subject to the foregoing, the Treasurer shall keep and maintain adequate and correct accounts of the Corporation’s properties and business transactions including account of its assets, liabilities, receipts, disbursements, gains, losses, capital, surplus and shares. Any surplus, including earned surplus, paid-in-surplus, and surplus arising from a reduction of stated capital, shall be classified according to source and shown in a separate account.
     4.09 Secretary. The Secretary shall keep, at the place where these Regulations or a copy hereof are kept, a record of the proceedings of meetings of the directors and shareholders. The Secretary shall also perform all duties: (a) assigned to the Secretary from time to time by the Board, the Chairman, the Chief Executive Officer, the President or the Treasurer or (b) incident to the office of corporate secretary and required by the Articles, these Regulations or applicable law. In case of the absence or disability of the Secretary or the Secretary’s refusal or neglect to act, the Assistant Secretary, or if there be none, any other officer or any person appointed by the Board, may perform all of the functions of the Secretary.

     4.10 Salaries. The salaries of the officers shall be fixed from time to time by the Board, and no officer shall be prevented from receiving such salary by reason of the fact that such officer is also a director of the Corporation.
Article Five
Issuances and Transfers of Shares; Dividends
     5.01 Certificates for Fully Paid Shares. Neither shares nor certificates representing such shares may be issued by the Corporation until the full amount of the consideration has been paid. When such consideration has been paid to the Corporation by a shareholder, the certificate representing such shares shall be issued to the shareholder.
     5.02 Shares in Classes or Series. If the Corporation is authorized to issue shares of more than one (1) class, the certificate shall set forth, either on the face or back of the certificate, a full statement or a summary of all of the designations, preferences, limitations and relative rights of the shares of each class authorized to be issued or a statement that such express terms will be mailed to the shareholder without charge within five (5) business days after receipt of written request therefor.
     5.03 Signing Certificates—Facsimile Signature. All share certificates shall be signed by the Chairman or the President or a vice-president and by the Secretary, Assistant Secretary or the Treasurer. If a certificate is countersigned by a transfer agent or registrar, other than the Corporation itself or its employee, any other signatures or countersignature on the certificate may be facsimiles. In case any officer of the Corporation, or any officer or employee of the transfer agent or registrar, who has signed or whose facsimile signature has been placed upon such certificate ceases to be an officer of the Corporation, or an officer or employee of the transfer agent or registrar before such certificate is issued, the certificate may be issued by the Corporation with the same effect as if the officer of the Corporation, or the officer or employee of the transfer agent or registrar, had not ceased to be such at the date of its issue.
     5.04 Replacement of Lost or Destroyed Certificates. When the holder of a share certificate claims that the certificate has been lost, destroyed, or wrongfully taken, the Corporation shall issue a new certificate in place of the original certificate if the owner so requests before the Corporation has notice that the share has been acquired by a bona fide purchaser; files with the Corporation a sufficient indemnity bond or executes an agreement of indemnity with the Corporation; and/or satisfies any other reasonable requirements imposed by the Corporation.
     5.05 Transfer after Replacement. If, after the issue of a new certificate as a replacement for a lost, destroyed or wrongfully taken certificate, a bona fide purchaser of the original certificate presents it for registration or transfer, the Corporation must register the transfer unless registration would result in an over-issuance. In addition to any rights on the indemnity bond or in the indemnity agreement, the Corporation may recover the new certificate from the person to whom it was issued or any person taking under him, except a bona fide purchaser.

     5.06 Transfer Agents and Registrars. The Board may appoint one or more transfer agents, and one or more registrars, either domestic or foreign. Such agents and registrars shall be appointed at such times and places as the Board may designate.
     5.07 Un-certificated Shares.
          (a) Discretion of Board. Notwithstanding any other provision of these Regulations, the Board may provide by resolution that some or all of any or all classes and series of shares of the Corporation shall be un-certificated shares, provided that the resolution shall not apply to shares represented by a certificate until the certificate is surrendered to the corporation and that the resolution shall not apply to a certificated security issued in exchange for an un-certificated security.
          (b) Notice to Shareholder. Within a reasonable time after the issuance or transfer of un-certificated shares, the Corporation shall send to the registered owner of the shares a written notice containing the information required to be set forth or stated on certificates pursuant to division (A) of section 1701.25 of the Ohio Revised Code.
          (c) Rights of Holder. Except as otherwise expressly provided by law, the rights and obligations of the holders of un-certificated shares and the rights and obligations of the holders of certificates representing shares of the same class and series shall be identical.
Article Six
Corporate Records and Reports
     6.01 Minutes of Corporate Meetings. The Corporation shall keep a book of minutes of all meetings of the Board, committees of the Board and of its shareholders, with the time and place of holding, whether regular or special, and, if special, how authorized, the notice thereof given, the names of those present at directors’ meetings, the number of shares or members present or represented at shareholders’ meetings and the proceedings thereof.
     6.02 Books of Account. The Corporation shall keep and maintain at its principal place of business adequate and correct accounts of its properties and business transactions, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital, surplus and shares. Any capital surplus arising from unrealized appreciation of assets, any other capital surplus and any earned surplus shall be classified according to source and shown in a separate account.
     6.03 Share Register. The Corporation shall keep at its principal place of business or at its counsel’s office, or at the office of its transfer agent, a share register showing the names of the shareholders, their addresses and the number and classes of shares held by each. The above specified information may be kept by the Corporation on information storage devices related to electronic data processing equipment capable of reproducing the information in clearly legible form for the purposes of inspection as provided in Section 1701.37 of the Ohio Revised Code.

     6.04 Fiscal Year. The fiscal year of the Corporation shall be as determined by the Board.
Article Seven
Regulations
     7.01 Amendment of Regulations.
          (a) By the Shareholders. Regulations may be altered, amended or repealed, and new regulations may be adopted, by the vote or the written assent of shareholders entitled to exercise a majority of the voting power of the Corporation, provided that such regulations as adopted or amended are not in conflict with the Articles or with the Ohio Revised Code.
          (b) By the Directors. Regulations may also be altered, amended or repealed, and new regulations may be adopted, by the vote or the written assent of the Board, provided that such new regulations as adopted or amended do not divest shareholders of the power, or limit the shareholders’ power, to adopt, amend, or repeal the Code of Regulations and are not otherwise in conflict with the Articles or with the Ohio Revised Code.
     7.02 Consistency. If any provision of these Regulations shall be inconsistent with the Corporation’s Articles (as they may be amended from time to time), the Articles shall govern.
* * *

Annex D
Montana Dissenter’s Rights and Appraisal Rights
35-1-826. Definitions. As used in Sections 35-1-826 through 35-1-839, the following definitions apply:
(1)	“Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2)	“Corporation” includes the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(3)	“Dissenter” means a shareholder who is entitled to dissent from corporate action under 35-1-827 and who exercises that right when and in the manner required by 35-1-829 through 35-1-837.

(4)	“Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(5)	“Interest” means interest from the effective date of the corporate action until the date of payment at the average rate currently paid by the corporation on its principal bank loans or, if the corporation has no loans, at a rate that is fair and equitable under all the circumstances.

(6)	“Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial shareholder to the extent of the rights granted by a nominee certificate on file with a corporation.

(7)	“Shareholder” means the record shareholder or the beneficial shareholder.
History: En. Sec. 133, Ch. 368, L. 1991.
35-1-827. Right to dissent.
(1)	A shareholder is entitled to dissent from and obtain payment of the fair value of the shareholder’s shares in the event of any of the following corporate actions:
(a)	consummation of a plan of merger to which the corporation is a party if:
(i)	shareholder approval is required for the merger by 35-1-815 or the Articles of Incorporation and the shareholder is entitled to vote on the merger; or

(ii)	the corporation is a subsidiary that is merged with its parent corporation under 35-1-818;
(b)	consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the plan;

(c)	consummation of a sale or exchange of all or substantially all of the property of the corporation other than in the usual and regular course of business if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

(d)	an amendment of the Articles of Incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:
(i)	alters or abolishes a preferential right of the shares;

(ii)	creates, alters, or abolishes a right in respect of redemption, including a provision with respect to a sinking fund for the redemption or repurchase of the shares;

(iii)	alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv)	excludes or limits the right of the shares to be voted on any matter or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

(v)	reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share created is to be acquired for cash under 35-1-621; or
(e)	any corporate action taken pursuant to a shareholder vote to the extent the Articles of Incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and to obtain payment for their shares.
(2)	A shareholder entitled to dissent and to obtain payment for shares under 35-1-826 through 35-1-839 may not challenge the corporate action creating the shareholder’s entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.
History: En. Sec. 134, Ch. 368, L. 1991; amd. Sec. 2, Ch. 249, L. 1993.
35-1-828. Dissent by nominees and beneficial owners.
(1)	A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the shareholder’s other shares were registered in the names of different shareholders.

(2)	A beneficial shareholder may assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf only if the beneficial shareholder:

(a)	submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(b)	does so with respect to all shares of which the beneficial shareholder is the beneficial shareholder or over which the beneficial shareholder has power to direct the vote.
History: En. Sec. 135, Ch. 368, L. 1991; amd. Sec. 1270, Ch. 56, L. 2009.
35-1-829. Notice of dissenters’ rights.
(1)	If a proposed corporate action creating dissenters’ rights under 35-1-827 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under 35-1-826 through 35-1-839 and must be accompanied by a copy of 35-1-826 through 35-1-839.

(2)	If a corporate action creating dissenters’ rights under 35-1-827 is taken without a vote of shareholders, the corporation shall give written notification to all shareholders entitled to assert dissenters’ rights that the action was taken and shall send them the dissenters’ notice described in 35-1-831.
History: En. Sec. 136, Ch. 368, L. 1991.
35-1-830. Notice of intent to demand payment.
(1)	If proposed corporate action creating dissenters’ rights under 35-1-827 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights:
(a)	shall deliver to the corporation before the vote is taken written notice of the intent to demand payment for the shareholder’s shares if the proposed action is effectuated; and

(b)	may not vote the shareholder’s shares in favor of the proposed action.
(2)	A shareholder who does not satisfy the requirements of subsection (1)(a) is not entitled to payment for the shareholder’s shares under 35-1-826 through 35-1-839.
History: En. Sec. 137, Ch. 368, L. 1991; amd. Sec. 1271, Ch. 56, L. 2009.
35-1-831. Dissenters’ notice.
(1)	If proposed corporate action creating dissenters’ rights under 35-1-827 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of 35-1-830.
(2)	The dissenters’ notice must be sent no later than 10 days after the corporate action was taken and must:
(a)	state where the payment demand must be sent and where and when certificates for certified shares must be deposited;

(b)	inform shareholders of uncertificated shares to what extent transfer of the shares will be restricted after the payment is received;

(c)	supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and that requires the person asserting dissenters’ rights to certify whether or not the person acquired beneficial ownership of the shares before that date;

(d)	set a date by which the corporation must receive the payment demand, which may not be fewer than 30 nor more than 60 days after the date the required notice under subsection (1) is delivered; and

(e)	be accompanied by a copy of 35-1-826 through 35-1-839.
History: En. Sec. 138, Ch. 368, L. 1991; amd. Sec. 1272, Ch. 56, L. 2009.
35-1-832. Duty to demand payment.
(1)	A shareholder sent a dissenters’ notice described in 35-1-831 shall demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to 35-1-831(2)(c), and deposit the shareholder’s certificates in accordance with the terms of the notice.

(2)	The shareholder who demands payment and deposits the shareholder’s certificates under subsection (1) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(3)	A shareholder who does not demand payment or deposit the shareholder’s certificates when required, each by the date set in the dissenters’ notice, is not entitled to payment for the shareholder’s shares under 35-1-826 through 35-1-839.
History: En. Sec. 139, Ch. 368, L. 1991; amd. Sec. 1273, Ch. 56, L. 2009.
35-1-833. Share restrictions.
(1)	The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions are released under 35-1-835.

(2)	The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.
History: En. Sec. 140, Ch. 368, L. 1991.

35-1-834. Payment.
(1)	Except as provided in 35-1-836, as soon as the proposed corporate action is taken or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with 35-1-832 the amount the corporation estimates to be the fair value of the dissenter’s shares plus accrued interest.

(2)	The payment must be accompanied by:
(a)	the corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(b)	a statement of the corporation’s estimate of the fair value of the shares;

(c)	an explanation of how the interest was calculated;

(d)	a statement of the dissenter’s right to demand payment under 35-1-837; and

(e)	a copy of 35-1-826 through 35-1-839.
History: En. Sec. 141, Ch. 368, L. 1991.
35-1-835. Failure to take action.
(1)	If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(2)	If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters’ notice under 35-1-831 and repeat the payment demand procedure.
History: En. Sec. 142, Ch. 368, L. 1991.
35-1-836. After-acquired shares.
(1)	A corporation may elect to withhold payment required by 35-1-834 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2)	To the extent the corporation elects to withhold payment under subsection (1), after taking the proposed corporate action, the corporation shall estimate the fair value of the shares plus accrued interest and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under 35-1-837.
History: En. Sec. 143, Ch. 368, L. 1991; amd. Sec. 1274, Ch. 56, L. 2009.

35-1-837. Procedure if shareholder dissatisfied with payment or offer.
(1)	A dissenter may notify the corporation in writing of the dissenter’s own estimate of the fair value of the dissenter’s shares and the amount of interest due and may demand payment of the dissenter’s estimate, less any payment under 35-1-834, or reject the corporation’s offer under 35-1-836 and demand payment of the fair value of the dissenter’s shares and the interest due if:
(a)	the dissenter believes that the amount paid under 35-1-834 or offered under 35-1-836 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

(b)	the corporation fails to make payment under 35-1-834 within 60 days after the date set for demanding payment; or

(c)	the corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.
(2)	A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the demand in writing under subsection (1) within 30 days after the corporation made or offered payment for the dissenter’s shares.
History: En. Sec. 144, Ch. 368, L. 1991; amd. Sec. 1275, Ch. 56, L. 2009.
35-1-838. Court action.
(1)	If a demand for payment under 35-1-837 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and shall petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2)	The corporation shall commence the proceeding in the district court of the county where a corporation’s principal office is located or, if its principal office is not located in this state, in Lewis and Clark County. If the corporation is a foreign corporation, it shall commence the proceeding in the county in this state where the principal office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located or, if the domestic corporation did not have its principal office in the state at the time of the transaction, in Lewis and Clark County.

(3)	The corporation shall make all dissenters whose demands remain unsettled, whether or not residents of this state, parties to the proceeding as in an action against their shares, and all parties must be served with a copy of the petition. Nonresidents may be served by certified mail or by publication as provided by law.

(4)	The jurisdiction of the district court in which the proceeding is commenced under subsection (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(5)	Each dissenter made a party to the proceeding is entitled to judgment:
(a)	for the amount, if any, by which the court finds the fair value of the dissenter’s shares plus interest exceeds the amount paid by the corporation; or

(b)	for the fair value plus accrued interest of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under 35-1-836.
History: En. Sec. 145, Ch. 368, L. 1991; amd. Sec. 25, Ch. 240, L. 2007.
35-1-839. Court costs and attorney fees.
(1)	The court in an appraisal proceeding commenced under 35-1-838 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under 35-1-837.

(2)	The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:
(a)	against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of 35-1-829 through 35-1-837; or

(b)	against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by 35-1-826 through 35-1-839.
(3)	If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award the counsel reasonable attorney fees to be paid out of the amounts awarded the dissenters who were benefited.
History: En. Sec. 146, Ch. 368, L. 1991.

PROXY ENERGY, INC. PROXY ANNUAL MEETING OF SHAREHOLDERS JUNE 30, 2010 LaMalfa Centre, 5783 Heisley Road, Mentor, Ohio 44060 10:00 a.m. Eastern Standard Time THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Kevin J. Degenstein and Jed D. Henthorne, or either one of them acting singly with full power of substitution, the proxy or proxies of the undersigned to attend the Annual Meeting of Shareholders of Energy, Inc., to be held on June 30, 2010, at LaMalfa Centre, located at 5783 Heisley Road, Mentor, Ohio 44060, beginning at 10:00 a.m. Eastern Standard Time, and any adjournments, and to vote all shares of stock that the undersigned would be entitled to vote if personally present in the manner indicated below, and on any other matters properly brought before the Annual Meeting or any adjournments thereof, all as set forth in the May ___, 2010 Proxy Statement. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting, Proxy Statement and Annual Report, including the Form 10-K for the year ended December 31, 2009, of Energy, Inc. PLEASE MARK YOUR CHOICE LIKE THIS ☑ IN BLUE OR BLACK INK. The Board of Directors recommends a vote FOR all the nominees listed. 1. Election of Directors: W.E. ‘Gene’ Argo, Terence P. Coyne, Gregory J. Osborne, Richard M. Osborne, James R. Smail, Thomas J. Smith, and Michael T. Victor ? Mark here to vote FOR all nominees ? Mark here to WITHHOLD from all nominees ? For all EXCEPT – To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below. Unless otherwise specified below, this proxy authorizes the proxies named above to cumulate votes that the undersigned is entitled to cast at the annual meeting in connection with the election of directors and to cast such votes for each of the nominees. To specify different instructions with regard to cumulative voting, mark the box and write your instructions on the line below. ? Cumulate For: 2. To approve the reincorporation of Energy, Inc. from Montana to Ohio ? Mark here to vote FOR the reincorporation ? Mark here to vote AGAINST the reincorporation 3. To ratify the appointment of Hein & Associates LLP as our independent auditor for the fiscal year ending December 31, 2010. ? Mark here to vote FOR ratification of auditors ? Mark here to vote AGAINST ratification of auditors (Signature should be exactly as name or names appear on this proxy. If stock is held jointly each holder should sign. If signature is by attorney, executor, administrator, trustee or guardian, please give full title.) Dated:___, 2010 ___Signature ___ Signature if held jointly I plan to attend the meeting: Yes ? No ? This proxy will be voted FOR all nominees, FOR the reincorporation and FOR ratification of auditors unless otherwise indicated, and in the discretion of the proxies on all other matters properly brought before the meeting.